Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

KATMAI PHARMACEUTICALS, INC.

AND

ERASCA, INC.

DATED AS OF MARCH 12, 2020

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

i

5.7	Licensed Product Supply	26
5.8	Regulatory Filings	26

6. REPRESENTATIONS		26

6.1	Mutual Warranties	26
6.2	Additional Katmai Warranties	26
6.3	Disclaimer	27
6.4	Katmai Representations, Warranties and Covenants	28

7. INDEMNIFICATION		28

7.1	Indemnity	28
7.2	Limitation of Damages	30
7.3	Insurance	30

8. CONFIDENTIALITY		31

8.1	Confidential Information	31
8.2	Terms of this Agreement; Publicity	32
8.3	Publications	33

9. TERM AND TERMINATION		33

9.1	Term	33
9.2	Termination by Katmai	33
9.3	Termination by Erasca	34
9.4	Termination Upon Bankruptcy	34
9.5	Effects of Termination	34
9.6	Survival	35

10. MISCELLANEOUS		35

10.1	Entire Agreement; Amendment	35
10.2	Section 365(n) of the Bankruptcy Code	36
10.3	Independent Contractors	36
10.4	Governing Law; Jurisdiction	36
10.5	Notice	36
10.6	Compliance with Law; Severability	37
10.7	Successors and Assigns	37
10.8	Sale Transaction or Katmai Acquisition	38
10.9	Waivers	38
10.10	No Third Party Beneficiaries	38
10.11	Headings; Exhibits	38
10.12	Interpretation	39
10.13	Force Majeure	39
10.14	Further Assurances	39
10.15	Counterparts	39

ii

Exhibit List

Exhibit A: Licensed Know-How

Exhibit B: Licensed Patents

Exhibit C: JCN068 Structure

Exhibit D: UC License Agreement

iii

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of March 12, 2020 (the “Effective Date”) by and between Katmai Pharmaceuticals, Inc., a Delaware corporation having an address at 1126 Goldenrod Ave., Corona Del Mar, CA 92625 (“Katmai”), and Erasca, Inc., a Delaware corporation having an address at 10835 Road to the Cure #140, San Diego, CA 92121 (“Erasca”). Erasca and Katmai are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Katmai is a company engaged in the development of small molecule therapeutic and diagnostic products that modulate epidermal growth factor receptors and enable the identification, diagnosis, selection, treatment and/or monitoring of patients for neuro-oncological applications;

WHEREAS, Erasca desires to obtain an exclusive, worldwide license from Katmai to develop, manufacture, commercialize and otherwise exploit certain such products; and

WHEREAS, Katmai desires to grant such a license to Erasca on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

“Accelerated Regulatory Approval” means a Regulatory Approval by the FDA pursuant to 21 C.F.R. Subpart H, “Accelerated Approval of New Drugs for Serious or Life-Threatening Illnesses,” as set forth in 21 C.F.R. §500 et al.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of the definition of “Affiliate,” “control” means the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

“Agreement” has the meaning set forth in the Preamble.

“Audited Party” has the meaning set forth in Section 3.6 (Records and Audits).

“Back-up Compounds” means compounds (i) Covered by the Existing Licensed Patent Rights other than JCN068, and (ii) having as their primary mechanism of action [***].

“Clinical Proof of Concept” means [***]

.

“Clinical Study” means a Phase 1 Study, Phase 1/2 Study, Phase 2 Study, Phase 2/3 Study or a Phase 3 Study, or other study (including a non-interventional study) in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of the product.

“Combination Product” means a product that contains or uses a Licensed Compound and at least one other drug, device or biologically active pharmaceutical compound that is not a Licensed Compound (a “Combination Product Component”) that satisfies all of the following conditions: (i) [***], (ii) [***], (iii) [***], and (iv). [***] If a Party (or in the case of Erasca, its Sublicensee) believes that a Licensed Product containing or using another drug, device or biologically active pharmaceutical compound that is not a Licensed Compound should qualify as a Combination Product under both this Agreement and the UC License Agreement, despite the fact that it does not meet one or more of the conditions set forth in subsections (i) through (iv) of this Agreement or the definition of such term in the UC License Agreement, such Party may request that the other Party reasonably cooperate with it to seek a waiver from UC to allow such Licensed Product to be treated as a Combination Product for purposes of the UC License Agreement. If such waiver is obtained from UC, then such Licensed Product shall be treated as a Combination Product consistent with the conditions of such waiver and pursuant to this Agreement.

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used, in accordance with applicable Laws in the biotechnology industry by a company of comparable resources and capabilities in connection with the development or commercialization of pharmaceutical products that are of similar status, including, with respect to commercial potential, the proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product and other relevant factors such as technical, legal, scientific or medical factors. Notwithstanding the foregoing, with respect to the exercise of any rights in the Licensed Patents and Licensed Know-How Controlled by Katmai pursuant to the UC License Agreement and sublicensed to Erasca hereunder, “Commercially Reasonable Efforts” shall include at least the corresponding diligence efforts required under the UC License Agreement.

“Confidential Information” has the meaning set forth in Section 8.1(a) (Confidential Information).

“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

“Covered” by a Patent Right means that a Valid Claim (absent a license thereunder or ownership thereof) would be Infringed by the Exploitation of the Licensed Product; provided that for any claim that is in an application and pending, then such pending claim shall be treated as if it were issued as then pending for the purposes of determining Infringement at the time coverage is assessed. Cognates of the word “Cover” shall have correlative meanings.

“Defending Party” has the meaning set forth in Section 4.5 (Defense of Third Party Claims).

“Disclosing Party” has the meaning set forth in Section 8.1(a) (Confidential Information).

“Effective Date” has the meaning set forth in the Preamble.

“Enforcing Party” has the meaning set forth in Section 4.4(b) (Cooperation with Respect to Enforcement).

“Erasca Indemnified Parties” has the meaning set forth in Section 7.1(a) (By Katmai).

“Existing Licensed Patent Rights” means any Licensed Patents existing as of the Effective Date, which are set forth on Exhibit B.

“Exploit” means to develop, make, use, offer for sale, sell, and import a product. Cognates of the word “Exploit” shall have correlative meanings.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“First Commercial Sale” means, with respect to the Licensed Product in any country, the first sale for end use or consumption of the Licensed Product in such country after Regulatory Approval has been granted in such country.

“GAAP” means then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

“Indication” means with respect to a product, a prophylactic or therapeutic use for a particular disease or condition with respect to which use at least one human clinical trial is required to support the inclusion of such disease or condition in the indication statement of a package insert approved by a Regulatory Authority for such Licensed Product and for which an application for Regulatory Approval (or a supplement, extension or amendment thereto) must be filed to obtain such approval by such Regulatory Authority; provided however that, the use of a Licensed Product for a disease or condition for a patient population that is a subset of the patient population for an Indication for which such Licensed Product has already received Regulatory Approval shall be deemed not to be a separate Indication from such already approved Indication.

“Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Initiation” means, with respect to a human Clinical Study, the first dosing in the first patient in such Clinical Study.

“Invention” means any discovery or invention, whether or not patentable, conceived or otherwise made by either Party, or by both Parties, in exercising its rights or performing its obligations under this Agreement.

“Investigator” means either of [***] or [***].

“Issuing Party” has the meaning set forth in Section 8.2(b) (Review).

“JCN068” means the compound having the structure set forth in Exhibit C.

“Katmai” has the meaning set forth in the Preamble.

“Katmai Acquiree” shall have the meaning set forth in Section 10.8 (Sale Transaction or Katmai Acquisition).

“Katmai Acquisition” shall have the meaning set forth in Section 10.8 (Sale Transaction or Katmai Acquisition).

“Katmai Indemnified Parties” has the meaning set forth in Section 7.1(b) (By Erasca).

“Know-How” means techniques, technology, trade secrets, inventions, methods, know-how, data, materials (whether biological, chemical or physical) and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and filings, and other information.

“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

“Lead Licensed Compound” means initially, JCN068, or any Back-up Compound that is developed instead of JCN068 or its replacement Back-up Compound, and all prodrugs, metabolites, stereoisomers, diastereomers, enantiomers, tautomers, solvates, hydrate forms, homologs, salt forms, labeled forms (e.g., deuterated, 13C enriched, etc.), esters, crystalline forms (e.g., polymorphs), semi-crystalline forms, and amorphous forms, of such compound.

“Licensed Compounds” means (i) JCN068, (ii) any Back-up Compounds, and (iii) all prodrugs, metabolites, stereoisomers, diastereomers, enantiomers, tautomers, solvates, hydrate forms, homologs, salt forms, labeled forms (e.g., deuterated, 13C enriched, etc.), esters, crystalline forms (e.g., polymorphs), semi-crystalline forms, and amorphous forms, of any of the foregoing compounds.

“Licensed Field” means any and all fields of use.

“Licensed Know-How” means all Know-How that both (a) is Controlled by Katmai or its Affiliates as of the Effective Date or at any time during the Term and (b) is necessary or useful for the discovery, development, manufacture, or commercialization of Licensed Compounds or Licensed Products, including such Know-How as set forth on Exhibit A.

“Licensed Materials” means those physical, biological or tangible materials within the Licensed Know-How set forth on Exhibit A.

“Licensed Patents” means the Patent Rights Controlled by Katmai or its Affiliates as of the Effective Date or at any time during the Term that claim inventions necessary or useful for the discovery, development, manufacture or commercialization of Licensed Compounds or Licensed Products.

“Licensed Product” means a product containing or comprising a Licensed Compound, in any form or formulation.

“Losses” has the meaning set forth in Section 7.1(a) (By Katmai).

“Milestone Events” shall have the meaning set forth in Section 3.1(b) (Milestone Payments).

“Milestone Payments” shall have the meaning set forth in Section 3.1(b) (Milestone Payments).

“Net Sales” means, with respect to the Licensed Product, the total amount received (including fair market value of any non-cash consideration) by Erasca or its Sublicensee (a “Selling Party”) on account of the sale, lease, provision, transfer, or other disposition of a Licensed Product to a customer, after deduction of the following in accordance with GAAP to the extent separately itemized in the applicable invoice, and not otherwise reimbursed, and allowed: (a) cash, trade or quantity discounts, rebates (including rebates similar to Medicare or other government rebates), and reimbursements, (b) any shipping costs, (c) allowances or credits because of rejected or returned products, (d) sales or use taxes, tariffs, import/export duties or other excise taxes imposed on particular sales, and value added taxes, and (e) allowances for uncollectible amounts; provided that no particular deduction may be accounted for more than once in the calculation of Net Sales. For clarity, with respect to Licensed Products sold that are submitted for payment to an insurance company, Medicare, Medicaid or any other governmental or nongovernmental body for which less than 100% of the charged amount is actually paid to Erasca or its Sublicensees, any royalties payable under this Agreement shall be applied to the amount reimbursed less any applicable exclusions provided above. If Erasca or its Sublicensee makes any sales to any Third Party in a transaction in a given country that is not in an arms’-length transaction, or is transferred to a Third Party without charge or at a discount, then Net Sales means the gross amount normally charged to other customers in arm’s length transactions less the allowable deductions set forth above. The sale, provision, transfer, or other disposition of a Licensed Product between Erasca and its Sublicensees when such Licensed Products are intended for subsequent sale to a customer shall not constitute Net Sales unless such Licensed Product is for end use by Erasca or such Sublicensee. In the case of transfers of Licensed Products between any of Erasca or its Sublicensees for subsequent sale, lease or other transfer, then Net Sales will be the greater of [***] (including [***]) (i) [***], or (ii) [***].

If a Licensed Product is sold (or Licensed Product service provided) in the form of a Combination Product, then the Net Sales of such Combination Product shall be determined as follows: Net Sales of such Combination Product shall be multiplied by the fraction A/(A+B), where A is the average list price of the Licensed Compound component over the last [***] ([***]) year period (or, solely prior to the date on which such [***] ([***]) year average list price is available, during the preceding shorter time period during which such list price information is available) when sold separately as a Licensed Product in the country of sale of the Combination Product, and B is the average list price of the Combination Product Component(s) over the last [***] ([***]) year period (or, solely prior to the date on which such [***] ([***]) year average list price is available, during the preceding shorter time period during which such list price information is available) in the same country. If the Licensed Compound component is not sold separately, and the Combination Product Component is sold separately, or if neither such Licensed Compound component, nor the Combination Product Component of the Combination Product, is sold separately in the country of sale of the Combination Product, the adjustment to Net Sales shall be determined by the Parties in good faith prior to the date Erasca or a Sublicensee commences sale of such Combination Product. Notwithstanding the foregoing, in no event will the proration factor set forth above be less than [***] ([***]); provided, however, that if the relative importance or value of the Licensed Compound component to the Combination Product is less than[***] ([***]), Katmai agrees to negotiate in good faith with Erasca with respect to a lower proration factor. In no event may Erasca apply any anti-royalty stacking provision to the Net Sales of a Licensed Product wherein the royalty owed to the Third Party with respect to such Licensed Product is in relation to the Combination Product Component of the Licensed Product.

“[***] Field” means [***].

“Other Claimed Compounds” means all compounds Covered by the Existing Licensed Patent Rights, other than Back-up Compounds and JCN068.

“Party” has the meaning set forth in the Preamble.

“Patent Action” has the meaning set forth in Section 4.2 (Prosecution and Maintenance).

“Patent Rights” means the rights and interests in and to all (a) patents, including, without limitation, granted patents, certificates of invention, registrations, reissues, extensions, substitutions, confirmations, renewals, re-registrations, re-examinations, revalidations, patents of additions or like filing thereof; (b) patent applications, including, without limitation, provisionals, converted provisionals, non-provisionals, continued prosecution applications, continuations, divisionals or continuations-in-part thereof, any patents issuing therefrom, and any substitution, extension, registration, confirmation, reissue, re-examination, renewal or like filing thereof, and (c) counterparts of the foregoing in any jurisdiction throughout the world.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 1 Study” means a human clinical trial of a compound or product, the principal purpose of which is a preliminary determination of safety in the target patient population.

“Phase 1/2 Study” means a human clinical trial of a compound, the initial principal purpose of which is to determine preliminary safety in a target patient population followed by a Phase 2 Study component, the principal purpose of which is to determine both efficacy and safety in the target patient population.

“Phase 2 Study” means a human clinical trial of a compound or product for an Indication, the principal purpose of which is a determination of safety and efficacy for such Indication in the target patient population.

“Phase 2/3 Study” means a human clinical trial of a compound or product for an Indication, the principal purpose of which is a further determination of efficacy for such Indication and safety, in the target patient population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such compound or product (dose and dose regimen) for such Indication prior to Initiation of the pivotal Phase 3 Study for such Indication, and which itself provides sufficient evidence of safety and efficacy for such Indication that may be used directly to support the filing of a New Drug Application, without a Phase 3 Study, or to be included as a Phase 3 Study in filings with Regulatory Authorities.

“Phase 3 Study” means a human clinical trial of a compound or product for an Indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such Indication or label expansion of the compound or product.

“Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or diagnostic product or that shall be reimbursed by Governmental Authorities for a pharmaceutical or diagnostic product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or diagnostic products for reimbursement or otherwise.

“Receiving Party” has the meaning set forth in Section 8.1(a) (Confidential Information).

“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, all approvals (including where required in order to market the Licensed Product, any Pricing Approval), registrations, licenses or authorizations from a Regulatory Authority in a country or other jurisdiction that are necessary to manufacture, use, store, import, distribute, market, and sell such Licensed Product in such country or jurisdiction.

“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approvals for the Licensed Product, including the FDA and any corresponding national or regional regulatory authorities.

“Regulatory Cause” means a delay in the completion of a regulatory stage Development Milestone that is directly caused by the FDA or another Regulatory Authority either (a) putting a clinical hold on a Clinical Study involving a Licensed Product that Erasca or a Sublicensee is developing pursuant to this Agreement, or (b) requiring additional data relating to a Licensed Product that Erasca or a Sublicensee is developing pursuant to this Agreement was outside that agreed upon with the Regulatory Authority in any meeting with such Regulatory Authority in anticipation of such Clinical Study in a material or significant respect and is based on Regulatory Authority guidelines or regulations and such guidelines or regulations were only implemented after Initiation of a human Clinical Study for such Licensed Product, provided, however, that with respect to (a)-(b), (i) such delay came to exist despite Erasca’s (or a Sublicensee’s) use of Commercially Reasonable Efforts to avoid such delay, (ii) such delay is not due in any material respect to Erasca’s (or a Sublicensee’s) actions or inactions that were counter to the guidance provided to Erasca (or a Sublicensee) or otherwise published by the Regulatory Authority, and (iii) such delay is not due in any material respect to Erasca’s (or a Sublicensee’s) failure to provide data to the Regulatory Authority in a form, amount and quality commonly used by companies of comparable resources and capabilities in the biotechnology industry or to undertake preclinical and clinical development in a form and of a quality that would be commonly used in the pharmaceutical industry.

“Regulatory Exclusivity” means, with respect to the Licensed Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to the Licensed Product (that would satisfy the requirements of 21 CFR § 316.31, 21 USC § 355a, 42 USC § 262(k)(7) or its non-U.S. equivalents) other than a Patent Right.

“Regulatory Filing” means any (a) submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Licensed Product and (b) Regulatory Approvals for the Licensed Product.

“Release” has the meaning set forth in Section 8.2(b) (Review).

“Reviewing Party” has the meaning set forth in Section 8.2(b) (Review).

“Royalty Term” has the meaning set forth in Section 3.1(d)(ii) (Royalty Rate; Royalty Term).

“Sale Transaction” has the meaning set forth in Section 10.7 (Successors and Assigns).

“Selling Party” has the meaning set forth in the definition of “Net Sales.”

“Subsequent Financing” means a closing of the issuance and sale by Erasca of shares of its equity (preferred or common stock) in its first financing transaction in which Erasca receives cash proceeds in excess of[***] dollars ($[***]) following the Effective Date for purposes of the up-front payment in Section 3.1(a) and following the applicable Milestone Event for purposes of the investment right in Section 3.1(c).

“Sublicensee(s)” means any Person (whether an Affiliate of Erasca or a Third Party) to which Erasca has granted a sublicense under this Agreement.

“[***] Candidate” has the meaning set forth in Section 5.5 (Exclusivity).

“Term” has the meaning set forth in Section 9.1 (Term).

“Territory” means the entire world.

“Third Party” means a Person other than (a) Katmai or any of its Affiliates and (b) Erasca or any of its Affiliates.

“Third Party Acquirer” shall have the meaning set forth in Section 10.8 (Sale Transaction or Katmai Acquisition).

“UC License Agreement” means that certain Exclusive License Agreement between Katmai and The Regents of the University of California (the “UC”) dated March 11, 2020 and attached as Exhibit D.

“Valid Claim” means (a) any issued claim in the Patent Rights that has not irrevocably: (i) expired; (ii) been disclaimed, cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iii) been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country, in all cases from which no further appeal has or may be taken, and (b) any claim of a pending patent application in the Patent Rights that has not been irrevocably abandoned or finally rejected without the possibility of appeal or re-filing, provided that a claim within a patent application that has been pending for more than five (5) years from the date of issuance of the first substantive office action (e.g., a restriction requirement will not be deemed substantive) received with respect to such claim on a per country basis shall no longer be a Valid Claim unless and until such claim becomes an issued claim of an issued patent, in which case such claim will be deemed a Valid Claim for the purposes of this Agreement retroactively from the date it ceased being a Valid Claim.

2.	LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, Katmai hereby grants to Erasca an exclusive, royalty bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2 (Sublicenses), under the Licensed Patents and the Licensed Know-How, in each case, to Exploit Licensed Compounds and Licensed Products in the Licensed Field in the Territory during the Term.

2.2 Sublicenses.

(a) Erasca shall be entitled, without the prior consent of Katmai, to grant one or more sublicenses, in full or in part, by a written agreement to Erasca’s Affiliates and to Third Parties ([***]), provided, however, that: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; (b) a copy of such sublicense with any such Sublicensee shall be delivered to Katmai within [***] ([***]) days of its execution and Katmai shall have the right to disclose such sublicense to the UC; (c) Erasca will continue to be responsible for full performance of Erasca’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Erasca hereunder; and (d) any such Sublicensee shall agree in writing to be bound by terms consistent with the obligations of Erasca hereunder that are relevant to the rights sublicensed to Erasca to Sublicensee under such sublicense agreement, including with respect[***]. For clarity, and subject to the provisions of the UC License Agreement, a sublicense granted to an Affiliate of Erasca, or to independent contractors acting on behalf of Erasca or its Sublicensees[***],.

(b) If this Agreement is terminated for any reason, at the request of any Sublicensee (and subject to any necessary approval of UC required under the UC License Agreement), the sublicense granted to such Sublicensee shall continue in full force and effect, provided that such Sublicensee neither is in default of its obligations under the relevant sublicense nor has caused Katmai to be in default of its obligations under the UC License Agreement, and will be assigned by Erasca to Katmai. Prior to any such assignment such Sublicensee shall furnish to Katmai written acknowledgment of its direct obligation to Katmai and contact information for purposes of notices under such sublicense agreement. The assigned sublicenses will remain in full force and effect with Katmai as the licensor or sublicensor instead of Erasca, but the duties of Katmai under the assigned sublicenses will not be greater than the duties of Katmai under this Agreement, and the rights of Katmai under the assigned sublicenses will not be less than the rights of Katmai under this Agreement, including all financial consideration and other rights of Katmai. Upon request by Katmai each such Sublicensee shall negotiate in good faith with Katmai any reasonable amendments to the relevant sublicense as necessary to conform such sublicense to this Agreement.

2.3 Transfer of Licensed Know-How and Licensed Materials.

(a) Katmai shall transfer to Erasca copies or samples of the Licensed Know-How, including the Licensed Materials, listed on Exhibit A, in accordance with a schedule to be mutually agreed by the Parties. Such transfer must be completed within three (3) months after the Effective Date. Katmai shall notify Erasca promptly following the completion of its transfer of such Licensed Know-How as set forth herein. Following such notification, Erasca shall promptly either (i) confirm to Katmai that such transfer is complete or (ii) notify Katmai, with reasonable specificity, of any Licensed Know-How on Exhibit A that have not yet been transferred, and, in the case of clause (ii) above, promptly following Erasca’s notification, the Parties shall in good faith discuss and attempt to resolve such dispute.

(b) Following completion of the technology transfer contemplated in Section 2.3(a), Katmai shall provide, at Erasca’s expense and on financial terms consistent with biotechnology industry standards (or such terms as Erasca may otherwise negotiate directly with the Investigators), consulting support consistent with the scope of the engagement, or make Commercially Reasonable Efforts to facilitate the Investigators to provide consulting support, in connection with the further Exploitation of the Licensed Product in the Territory as reasonably requested by Erasca.

(c) Erasca acknowledges that any materials transferred by Katmai to Erasca under this Agreement are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials. Accordingly, no such materials shall be used in any human application, including any clinical trial.

2.4 License Conditions and Retained Rights of the UC.

(a) Erasca acknowledges that the license rights granted herein under the Licensed Patents and Licensed Know-How that are Controlled by Katmai pursuant to the UC License Agreement are so granted subject to the terms and conditions of the UC License Agreement, including that (i) the UC expressly reserves the right for itself and other nonprofit and academic research institutions to use such Licensed Patents and Licensed Know-How for (x) educational and non-commercial research purposes (including clinical research and research sponsored by commercial entities), and (y) to publish results arising therefrom; (ii) the UC’s grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the invention claimed by such Licensed Patents throughout the world; and (iii) such Licensed Know-How is licensed non-exclusively to Katmai by the UC and the UC retains the right to license such Licensed Know-How to Third Parties without notice.

(b) Erasca agrees (and will require all Sublicensees to agree in writing) that, unless a valid waiver is obtained from the applicable funding agency at Erasca’s (or Katmai’s) written request, Erasca’s exclusive right to use or sell any Licensed Products in the United States is subject to the obligation that any Licensed Products will be manufactured substantially in the United States, to the extent required by 35 U.S.C. § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

(c) Nothing in this Agreement shall require Katmai to take or foreswear any action the result of which would reasonably result in the breach of the UC License Agreement. This Agreement shall be subject to the terms of the UC License Agreement, including the following provisions of the UC License Agreement in its Articles [***], and in the event of a conflict between the terms of this Agreement and those of the UC License Agreement, the terms of the UC License Agreement shall control.

2.5 Right of First Negotiation.

(a) For a period of [***] years from the Effective Date (the “ROFN Period”), Erasca shall have an exclusive first right to negotiate with Katmai to enter into a definitive agreement governing the research, development and commercialization of products (x) whose principal mode of action is inhibition of epidermal growth factor receptor(s), other than Licensed Products, (y) that are Covered by Existing Licensed Patent Rights or that are Covered by other Patent Rights acquired by Katmai from the [***] after the Effective Date, and (z) that may be suitable as a basis for therapeutic or diagnostic products or services in the Neuro-oncology Field (the “ROFN Products”), including without limitation rights for ROFN Products Katmai obtains pursuant to any license agreement (a “ROFN Product Agreement”) between Katmai and the [***] as follows:

(b) During the ROFN Period, Katmai shall notify Erasca in writing upon the earlier of (x) Katmai’s election to pursue development of an ROFN Product or (y) thirty (30) days (or as the Parties otherwise agree) after Katmai’s entry into a ROFN Product Agreement, and provide to Erasca a summary of the ROFN Product Agreement and the related Patent Rights and ROFN Product. Katmai shall not grant to any Third Party any right to develop and commercialize a ROFN Product, or engage in any negotiations with any Third Party the terms of any agreement pursuant to which such Third Party would obtain such a license or other right to develop and commercialize the ROFN Product, until the applicable Release Date (as defined below), whereupon Erasca shall have no further rights under this Section 2.5 with respect to the applicable ROFN Products and ROFN Product Agreement. Erasca shall not use information included in any disclosure by Katmai related to a ROFN Product Agreement or ROFN Product to enter into discussions with the [***] or the Investigators or for any other purpose, other than exercising its rights of first negotiation under this Section 2.5. If within sixty (60) days after receiving such written notice from Katmai, Erasca delivers to Katmai a written notice that Erasca desires to negotiate with Katmai the terms of an agreement pursuant to which Erasca would obtain rights to develop and commercialize such ROFN Products, then until the Release Date, Katmai and Erasca will negotiate in good faith the terms of such agreement. The “Release Date” shall mean the date that is the first to occur of the date upon which Erasca notifies Katmai in writing that it is no longer interested in negotiating the terms of an agreement pursuant to which it would obtain the rights to develop and commercialize the relevant ROFN Products or the date that is sixty (60) days after Katmai delivers to Erasca notice in writing of (x) or (y) above. Erasca’s rights under this Section 2.5 shall apply on a ROFN Product Agreement-by-ROFN Product Agreement basis.

2.6 Initial Focus; Back-up Compounds.

(a) Erasca shall use Commercially Reasonable Efforts to develop Licensed Products first for use within the [***]Field for treatment of primary cancers originating in the brain (e.g., gliomas) before expanding development efforts to include other Indications in the oncology field.

(b) Furthermore, subject to the remainder of this Section 2.6, the Parties have agreed that Erasca shall have the right to commercialize Licensed Products containing, [***] and not Licensed Products that contain more than [***] ([***]) [***], whether such multiple Licensed Compounds are contained in the same or different Licensed Products. Erasca shall have the right during the Term prior to the first Regulatory Approval of any Licensed Product to conduct research and development activities to select Back-up Compounds to replace potentially the then-existing Lead Licensed Compound due to concerns regarding the safety, efficacy, or competitiveness of such Lead Licensed Compound, or other scientific, medical or intellectual property matters relating to such Lead Licensed Compound. Any replacement of a Lead Licensed Compound with a Back-up Compound shall be effective upon Erasca’s delivery of written notice that Erasca is replacing such Lead Licensed Compound with a Back-up Compound to Katmai, in which case the prior Lead Licensed Compound shall immediately be deemed a Back-up Compound and the selected Back-up Compound shall become the Lead Licensed Compound. If in performing activities with respect to Back-up Compounds as permitted in this Section 2.6, Erasca determines that it desires to, and develops plans to, commercialize Licensed Products containing the then-existing Lead Licensed Compound as well as Licensed Products containing one or more other Licensed Compounds, Erasca shall so notify the PAC, in which case the Parties shall negotiate an agreement to enable Erasca to do so pursuant to the procedures set in Section 2.6(d).

(c) As set forth in subsection (b), Erasca shall have the right to research and develop, but not commercialize, Back-up Compounds, for the purposes of determining the characteristics and properties of Back-up Compounds for potential replacement of a then-existing Lead Licensed Compound. Upon the reasonable request of Erasca, Katmai shall share information relevant to the potential safety and efficacy of Back-up Compounds identified by Erasca for treatment within the [***] Field.

(d) If Erasca desires to develop and/or commercialize concurrently multiple products containing different Licensed Compounds (and for clarity, this will not apply where Erasca wishes to engage in development of a Back-up Compound instead of and as a replacement for a Lead Licensed Compound then being developed as described in subsections (b) and (c)), such activity shall be the subject of a separate license agreement to be negotiated by the Parties in their discretion. If Erasca notifies Katmai in writing specifying the additional Licensed Compound(s) Erasca wishes to develop concurrently with the Lead Licensed Compound then being developed, the Parties shall negotiate in good faith the terms of a separate license agreement for sixty (60) days and if the Parties are not able to reach agreement within such sixty (60) day period (subject to extension by mutual agreement) Katmai shall have no further obligations to enter into an additional license agreement with respect to such other Licensed Compounds. Erasca shall not develop or commercialize any such additional Licensed Compounds unless and until the Parties agree on the terms of and enter into an applicable license agreement in addition to this Agreement. For clarity, one Licensed Compound shall be the same as another Licensed Compound for purposes of this Section 2.6(d) if the other Licensed Compound is a prodrug, metabolite, stereoisomer, diastereomer, enantiomer, tautomer, solvate, hydrate form, homolog, salt form, labeled form (e.g., deuterated, 13C enriched, etc.), ester, crystalline form (e.g., a polymorph), semi-crystalline form, and amorphous form, of the first Licensed Compound.

2.7 Other Claimed Compounds. Neither Party shall develop an Other Claimed Compound except as permitted in this Section 2.7. Katmai grants Erasca during the Term a license, co-exclusive with Katmai, under the Licensed Patents to research and perform non-clinical development on, but not otherwise Exploit, Other Claimed Compounds for the purpose of characterizing such Other Claimed Compounds and determining Erasca’s interest in developing such Other Claimed Compound. In the event that either Party desires to develop an Other Claimed Compound, such Party shall give notice of such interest to the other Party and the Parties shall discuss in good faith a potential research and development collaboration for such Other Claimed Compound in which the requesting Party expresses an interest. Development of Other Claimed Compounds shall proceed only pursuant to such a mutually agreed research and development collaboration between the Parties.

3.	FEES, ROYALTIES AND PAYMENTS

3.1 Upfront Payment, Milestone Payments and Royalties.

(a) Upfront Payment.

(i) Cash Consideration. Within thirty (30) days following the Effective Date, Erasca shall make a non-refundable cash payment to Katmai in the amount of five million, six hundred seventy thousand dollars ($5,670,000).

(ii) Equity Consideration. In further consideration of the licenses and rights granted to Erasca hereunder, Katmai shall participate in Erasca’s Subsequent Financing and purchase a number of shares of stock of Erasca having an aggregate value of $[***], at a price per share which is pari passu to all other investors who participate in the Subsequent Financing. Katmai’s shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation of Erasca, together with the financing documents entered into by the other investors in the Subsequent Financing. At least ten (10) days prior to the closing of the proposed Subsequent Financing, Erasca shall provide written notice of the proposed financial terms of the Subsequent Financing to Katmai. Katmai shall execute the relevant purchase agreement and all other financing documents on terms consistent with the other investors in the Subsequent Financing. Notwithstanding the foregoing, the obligation under this subsection (ii) shall terminate upon and not apply to an initial public offering by Erasca or the earlier Sale Transaction.

(b) Milestone Payments. Erasca shall pay to Katmai certain one-time milestone payments (“Milestone Payments”) following the first occurrence of specific milestone events, as set forth in Section 3.1(c) (Milestone Event/Payment Table) (the “Milestone Events”). Erasca shall pay to Katmai the applicable Milestone Payment within twenty-five (25) days after the first achievement of an applicable Milestone Event with respect to a Licensed Product by Erasca or its Sublicensees. For clarity, (a) each Milestone Payment is payable only once and (b) no Milestone Payment shall be payable for subsequent or repeated achievements of such Milestone Event with respect to one or more of the same or different Licensed Products. Each of the Milestone Payments shall be non-refundable and non-creditable.

(c) Milestone Event/Payment Table. The Milestone Events and Milestone Payments to be made pursuant to Section 3.1(b) (Milestone Payments) shall be as follows:

Milestone Event	Milestone Payment (USD)
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]

Milestone Event	Milestone Payment (USD)
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
[***]	$	[	***]
First calendar year in which annual Net Sales of Licensed Product exceeds $[***]	$	[	***]

At Katmai’s election, the [***] dollar ($]) payment for [***] may be paid entirely in cash or as a [***] ($[***]) cash payment and Katmai’s right to invest [***] dollars ($[***]) in Erasca’s next Subsequent Financing at a price per share which is pari passu to all other investors who participate in the Subsequent Financing. Katmai’s shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation of Erasca, together with the financing documents entered into by the other investors in the Subsequent Financing. At least ten (10) days prior to the closing of the proposed Subsequent Financing, Erasca shall provide written notice of the proposed financial terms of the Subsequent Financing to Katmai. If Katmai fails to provide notice of its election to participate in the Subsequent Financing within such ten (10) day period, the right under this paragraph shall terminate. Notwithstanding the foregoing, the right under this paragraph shall terminate upon and not apply to an initial public offering by Erasca or earlier Sale Transaction.

(d) Royalty Rate; Royalty Term.

(i) Subject to the provisions of Section 3.1(e)(iii) (Minimum Annual Royalty), Erasca shall pay to Katmai a royalty on a Licensed Product-by-Licensed Product and country-by-country basis on annual Net Sales of Licensed Product sold by all Selling Parties during the applicable Royalty Term for Licensed Product in the Territory as follows, provided that if the composition of matter or method of use of a Licensed Products is not Covered by a Valid Claim of a Licensed Patent in the country in which it is sold at the time of sale, then the applicable royalty rate for Net Sales of such Licensed Product in such country shall be reduced by [***]percent [***] (%) from the amount set forth in the below table:

Net Sales	Royalty Rate
(i) The portion of Net Sales in the Territory in each Calendar Year up to and including the first [***] dollars ($[***]) in Net Sales for such Calendar Year	[	***]%
(ii) The portion of Net Sales in the Territory in each Calendar Year exceeding [***] dollars ($[***]) up to and including [***] dollars ($[***]) in Net Sales for such Calendar Year	[	***]%

Net Sales	Royalty Rate
(iii) The portion of Net Sales in the Territory in each Calendar Year exceeding [***] dollars ($[***]), plus an additional royalty as provided in (iv)	[	***]%

(iv) Only after Regulatory Approval for a second Indication has been achieved in the United States, the portion of Net Sales in each Calendar Year exceeding [***] dollars ($[***]) in Net Sales for such Calendar Year shall be subject to a royalty in addition to that set forth in (iii) above

	[	***]%

(ii) Royalties will be payable on a quarterly basis; any such payments shall be made within thirty (30) days after the end of the calendar quarter during which the applicable Net Sales occurred. Erasca’s obligation to pay royalties with respect to a Licensed Product in a particular country shall commence upon the First Commercial Sale of such Licensed Product in such country and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the earlier of (a) the tenth (10th) anniversary of the expiration of all Valid Claims included in the Licensed Patents Covering the composition of matter or method of use of such Licensed Product in such country, or (b) the twentieth (20th) anniversary of the First Commercial Sale of such Licensed Product in such country (each such period, a “Royalty Term”).

(iii) Minimum Annual Royalty. Commencing with the calendar year after the calendar year in which the First Commercial Sale of Licensed Product occurs, Erasca shall pay for each such calendar year during the Term during the Royalty Term a minimum annual royalty of [***] dollars ($[***]) no later than January 31st of such year, provided such minimum annual royalty shall be creditable against royalties accruing in the applicable calendar year.

(iv) Validity Challenges. If Erasca or a Sublicensee, itself or through a Third Party, institutes any proceeding that contests the validity of any Licensed Patent during the Term, Erasca agrees to pay to Katmai, directly and not into any escrow or other account, all royalties and other amounts due in view of Erasca’s and its Sublicensees’ activities under this Agreement during the period of challenge, and Katmai’s and the UC’s attorneys’ fees in defending such action, with such fees payable on a monthly basis. Should the outcome of such contest determine that any challenged patent claim is valid, Erasca will thereafter, and for the remainder of the Royalty Term, pay an increased royalty rate equal to [***] ([***]) times the otherwise applicable royalty rate and the entirety of Katmai’s and the UC’s legal (including attorney) fees and costs incurred during such proceeding. Breach of this Section 3.1(d)(iv) shall be a material breach of the Agreement. If a Sublicensee challenges the validity of a Licensed Patent, so long as Erasca did not directly or indirectly induce, encourage, or otherwise assist such Sublicensee in its challenge of the Patent Rights, then the royalty rate payable with respect to Net Sales by Erasca or its Affiliates, as opposed to Net Sales by the relevant Sublicensees, will not be [***] pursuant to the preceding sentence; provided, further, Erasca shall promptly terminate the sublicense agreement(s) pursuant to which such Sublicensee has been granted rights under such Licensed Patents if such Sublicensee fails to pay, within forty-five (45) days after receiving an invoice from Katmai or UC detailing such fees and costs, the applicable increased royalty rate and the entirety of Katmai’s and the UC’s legal (including attorney) fees and costs incurred during such proceeding.

(e) Third Party Payments and Royalty Minimum.

(i) In the event that Patent Rights Controlled by a Third Party are necessary to exercise the rights licensed hereunder in the Licensed Patents with respect to the Exploitation of a Licensed Products in the Licensed Field in a country within the Territory under this Agreement, in a given calendar quarter, Erasca shall have the right to deduct from any payments payable to Katmai with respect to Net Sales of such Licensed Product in such country as set forth in Section 3.1(d) (Royalty Rate; Royalty Term) [***] percent ([***]%) of all royalties paid with respect to Net Sales of such Licensed Product in such country during such calendar quarter by or on behalf of Erasca to such Third Party for a license under such Patent Rights in connection with the Exploitation of Licensed Product in such calendar quarter subject to the royalty minimum set forth in Section 3.1(e)(iii) (Royalty Minimum) below. Notwithstanding the foregoing, Erasca shall confer with Katmai and provide Katmai with a reasonable opportunity to comment prior to Erasca’s undertaking any commitment to make payments to a Third Party that would give rise to a right to make deductions with respect to royalty payments to Katmai under this Agreement. Katmai shall provide comments to Erasca regarding such arrangements within ten (10) days of notice of the applicable commitment, which Erasca will consider in good faith.

(ii) Notwithstanding anything to the contrary in this Agreement, Katmai shall remain solely responsible for the payment of all royalty, milestone, and other payment obligations, if any, due to Third Parties in connection with any Third Party license that Katmai sublicenses to Erasca under this Agreement, including, but not limited to, the UC License Agreement (the “Katmai Third Party Obligations”), provided that Katmai shall have no obligation to Erasca to fulfill any such Katmai Third Party Obligations (x) that are dependent upon Erasca’s fulfilling its obligations under this Agreement, or (y) where Katmai’s ability to perform such Katmai Third Party Obligation is impaired by Erasca’s non-fulfillment of any of its obligations under this Agreement, (e.g., Erasca’s payment obligations) in the event that Erasca is not in full compliance with the relevant obligations under this Agreement.

(iii) Royalty Minimum. Notwithstanding anything else herein to the contrary, on a country-by-country basis and Licensed Product-by-Licensed Product basis, in no event will the applicable royalty otherwise due to Katmai in a calendar quarter be less than, or reduced to, an effective royalty rate that is less than [***] ([***] %) percentage points greater than the corresponding effective rate payable for such Net Sales in such country in such calendar quarter by Katmai to the UC under the UC License Agreement.

3.2 Buyout Option. Erasca will notify Katmai within thirty (30) days after the first achievement of Clinical Proof of Concept for any Indication (the “POC Notice”). Erasca shall have the right, exercisable by written notice to Katmai within [***] ([***]) days after Erasca provides the POC Notice, to submit to Katmai a non-binding offer, including purchase price and other material terms, for (a) the purchase of all Licensed Patents, Licensed Know-How and other assets owned by Katmai that are necessary or useful for Exploitation of Licensed Products in the Licensed Field in the Territory or (b) for the purchase of Katmai. Within [***] ([***]) days following receipt of Erasca’s purchase proposal, Katmai may either decline, accept or counter

Erasca’s offer with its own proposed purchase terms. If Katmai accepts or counters Erasca’s offer within such [***] ([***]) day period, then for an additional [***] ([***]) days after Erasca’s receipt of such acceptance or counter from Katmai (the “Negotiation Period”), the Parties shall negotiate in good faith the terms of an agreement pursuant to which Erasca may purchase such assets or Katmai.

If the Parties do not enter into an agreement governing Erasca’s purchase of such assets or Katmai within the Negotiation Period, then upon mutual agreement of the Parties, an independent, third-party investment bank or investment advisory firm (a “Firm”) with expertise in the pharmaceutical field shall be engaged by the Parties at the expense of the Party that initiated the discussion regarding the purchase of Katmai or Katmai’s assets within the following[***] ([***]) days to (i) review each Party’s respective valuations of the relevant assets or Katmai, (ii) conduct its own independent valuation analysis of such assets or Katmai, and (iii) deliver and review with the Parties the Firm’s own independent valuation assessment of such assets or Katmai. Neither Katmai or Erasca shall be obligated to accept any proposed terms, whether made by Erasca or Katmai or the Firm.

After the Firm provides the assessment described in subsection (iii), the Parties may by mutual agreement continue to negotiate the terms of such purchase of such assets or Katmai in their sole discretion. Unless and until the Parties in their sole discretion enter into an agreement pursuant to which Erasca acquires such assets or Katmai, Katmai’s rights to receive all milestone, royalty, and other payments payable to it pursuant to this Agreement shall continue in full force and effect as provided herein.

3.3 Method of Payment. Unless otherwise agreed by the Parties, all payments due from Erasca to Katmai under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account as Katmai may direct from time to time by written notice to Erasca. Katmai shall provide instructions for wire transfer to Erasca within twenty (20) days of the Effective Date.

After the First Commercial Sale of the first Licensed Product and until expiration of the last Royalty Term, Erasca shall prepare and deliver to Katmai royalty reports of the sale of the Licensed Product by the Selling Parties for each calendar quarter within thirty (30) days of the end of each such calendar quarter specifying in the aggregate and on a Selling Party-by-Selling Party, Licensed Product-by-Licensed Product, and country-by-country basis: (a) total units of Licensed Products sold, unit selling price for Licensed Product, and gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category in accordance with the definition of “Net Sales” in Article 1 (Definitions) from gross amounts to calculate Net Sales; (c) Net Sales; (d) deductions to royalties for payments to Third Parties pursuant to Section 3.1(e) (Third Party Payments) and the bases for the calculation of such deductions; and (e) royalties payable.

3.4 Currency Conversion. In the case of sales outside the United States, payments received by Erasca will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the last thirty days of the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Erasca or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, Erasca or such Sublicensee does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Erasca or such Sublicensee shall use the average rate of exchange over the last thirty days of the applicable quarter with reference to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, during such portion of the applicable reporting period. Erasca will inform Katmai as to the specific exchange rate translation methodology used for a particular country or countries and cause any Sublicensees to comply with the terms of this Section 3.4.

3.5 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***]percent ([***]%) plus (b) the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued.

3.6 Records and Audits.

(a) Erasca will keep, and will require its Sublicensees to keep, complete and accurate records of the underlying revenue, expense and other data relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding six (6) calendar years. Erasca will require its Sublicensees to provide to Erasca all information necessary to calculate the royalties payable to Katmai with respect to Net Sales of such Sublicensees, so that Katmai may exercise its rights under this Section 3.6 with respect to such information in Erasca’s possession. Each of Katmai and the UC will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Erasca’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records in the possession of Erasca and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under Article 3 (Fees, Royalties and Payments) within the seventy-two (72) month period preceding the date of the request for review. Erasca will receive a copy of each such report concurrently with receipt by Katmai. Should such inspection lead to the discovery of a discrepancy to Katmai’s detriment, Erasca will, within thirty (30) days after receipt of such report from the accounting firm, pay the amount of the discrepancy together with interest at the rate set forth in Section 3.5 (Late Payments). Katmai will pay the full cost of the review unless the underpayment of amounts due to Katmai is greater than [***]percent ([***]%) of the amount due for any calendar year in the period being examined, in which case Erasca will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Erasca’s detriment, Erasca may credit the amount of the discrepancy, without interest, against future payments payable to Katmai under this Agreement, and if there are no such payments payable, then Katmai shall pay to Erasca the amount of the discrepancy, without interest, within forty-five (45) days of Katmai’s receipt of the report.

3.7 Taxes.

(a) Sales Tax. Erasca is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Licensed Materials by Katmai to Erasca pursuant to Section 2.3 (Transfer of Licensed Know-How and Licensed Materials), and Erasca will remit such fees or taxes to Katmai, as the collection agent, upon invoice.

(b) Withholding. In the event that any Law requires Erasca to withhold taxes with respect to any payment to be made by Erasca pursuant to this Agreement, Erasca will notify Katmai of such withholding requirement prior to making the payment to Katmai and provide such assistance to Katmai, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in Katmai’s efforts to claim an exemption from or reduction of such taxes. Erasca will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish Katmai with proof of payment of such taxes within thirty (30) days following the payment. If taxes are paid to a tax authority, Erasca shall provide reasonable assistance to Katmai to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

4.	OWNERSHIP; PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

4.1 Ownership.

(a) Erasca shall solely own Patent Rights Covering any Inventions made solely by or on behalf of Erasca, its Affiliates, or its Sublicensees.

(b) Katmai shall solely own Patent Rights Covering any Inventions made solely by or on behalf of Katmai and its Affiliates.

(c) All Patent Rights Covering any Inventions made jointly by or on behalf of both Katmai (or its Affiliates) and Erasca (or its Affiliates or Sublicensees) (“Joint IP”) shall be jointly owned by both Katmai and Erasca.

4.2 Prosecution and Maintenance.

As between the Parties, Katmai shall control the filing, prosecution and maintenance (including through the conduct of interferences, oppositions, inter partes proceedings, post-grant proceedings, nullity actions and the like) of all Licensed Patents using outside counsel of its choice. Katmai will use good faith efforts to ensure that Erasca receives copies of all correspondence filed with and received from the applicable patent office during the Term and will consider any comments or suggestions by Erasca with respect thereto. While Katmai will control all Patent Actions and all decisions with respect to Patent Actions, it will consider any comments or suggestions by Erasca with respect thereto. Erasca has the right to request Patent Actions via a written request to Katmai [***] ([***]) days prior to the deadline set by the patent office in the territory such Patent Action is to take place. Katmai shall use all reasonable efforts to amend any patent application to include claims reasonably requested by Erasca to protect the Licensed Products contemplated to be sold under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Erasca. For purposes of this Section 4.2, a “Patent Action” means, with respect to the Licensed Patents, the preparation, filing, prosecution and maintenance of patent applications and patents in the Licensed Patents, including reexaminations, interferences, oppositions, inventorship related matters, and any other ex parte or inter partes matters (e.g., inter partes review petitions) originating or conducted in a patent office. [***]. Erasca acknowledges that (x) its rights with respect to the filing, prosecution, and maintenance of the Licensed Patents is subject to the terms and conditions of the UC License Agreement; and (y).[***]

4.3 Joint IP. The Parties shall confer in good faith regarding any decision to file, prosecute or maintain any Joint IP, and neither Party shall assign, license, or Exploit any Joint IP without the consent of the other Party except as otherwise permitted under this Agreement. For clarity, to the extent any Joint IP constitutes any Licensed Patents or Licensed Know-How, such Licensed Patents and Licensed Know-How will be subject to the license granted to Erasca pursuant to Section 2.1 (Grant).

4.4 Enforcement.

(a) Erasca Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party with respect to a Licensed Compound or Licensed Product is discovered or reasonably suspected. Erasca will not notify such infringer regarding such potential Infringement until receiving Katmai’s written permission, which permission will be subject to the terms and conditions of the UC License Agreement and otherwise will not be unreasonably withheld. If Erasca breaches the foregoing restriction and a declaratory judgment action is filed by such infringer against the UC, then Erasca will reimburse Katmai for the UC’s out of pocket costs in defending the Licensed Patents as a result of such declaratory judgment. Katmai, Erasca, and, where applicable, the UC will use their diligent efforts to cooperate with each other to [***]. Subject to any rights of the UC with respect to the Licensed Patents under the UC License Agreement, (i) if such an Infringement of potential commercial significance has not been abated within thirty (30) days of notice of such Infringement, Erasca shall have the first right to enforce any patent within the Licensed Patents against any such Infringement or alleged Infringement thereof, with respect to a Licensed Compound or Licensed Product and shall at all times keep Katmai informed as to the status thereof; (ii) Erasca may not join the UC as a party in a suit initiated by Erasca without the UC’s prior written consent; (iii) if the UC joins a suit initiated by Erasca, then Erasca [***]; and (iv) Erasca may, at its own expense (including an obligation to reimburse the UC with respect to any legal fees of counsel incurred by the UC in connection with the UC’s joinder of such suit), institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.6 (Recovery); (v) Katmai or the UC may initiate suit against any such infringer or alleged infringer, at its own expense, if within ninety (90) days of notice of such Infringement, such Infringement has not abated and Erasca has not initiated suit against such infringer or alleged infringer; and (vi) each of Erasca and Katmai shall reasonably cooperate with the other Party, on such other Party’s request, in any such litigation (including joining or being named a necessary party thereto) at the Enforcing Party’s expense. Erasca shall not enter into any settlement of any action described in this Section 4.4(a) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of Katmai or the UC or requires an admission of liability, wrongdoing or fault on the part of Katmai or the UC, without Katmai’s prior written consent, in each case, such consent not to be unreasonably withheld. Erasca shall not grant any rights in Licensed Patents in connection with any settlement of any action inconsistent with the requirements of Article 2 as they relate to the grant of sublicenses. Without limiting any rights to enforce the Licensed Patents held by UC, Katmai hereby agrees that it will not enforce the Existing Licensed Patent Rights, or Patent Rights claiming priority therefrom, or constituting international counterparts thereof, against any Infringement that is not with respect to a Licensed Compound or Licensed Product.

(b) Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 4.4, the Parties will cooperate in such enforcement action and the Enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

4.5 Defense of Third Party Claims. If either (a) any Licensed Product Exploited by or under authority of Erasca becomes the subject of a Third Party’s claim or assertion of Infringement of a patent relating to the Exploitation of such Licensed Product in the Licensed Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 7 (Indemnification), unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 4.5 that admits to the invalidity, narrowing of scope or unenforceability of the Licensed Patents or this Agreement, incurs any financial liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

4.6 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.4 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party and the UC in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(a) If Erasca is the Enforcing Party, [***] percent ([***]%) to Erasca and twenty-five percent (25%) to Katmai (and the UC, if applicable); and

(b) (i) If the UC is the Enforcing Party, [***] percent ([***]%) to Katmai, or (ii) if Katmai is the Enforcing Party, [***]percent ([***]%) to Erasca, and [***]percent ([***]%) to Katmai, but if Katmai or the UC requests that Erasca join such action (or if Erasca is involuntarily joined in such action, then [***]percent ([***]%) to Katmai and fifteen percent (15%) to Erasca).

4.7 Patent Term Extensions and Filings for Regulatory Exclusivity Periods.

(a) Erasca will advise Katmai if it desires to pursue any patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents.

(b) Erasca will apply for an extension of the term of any patent included within the Licensed Patents, if appropriate, under the [***]; provided, however, that such requirement shall not apply if Erasca, acting reasonably and in good faith, determines that seeking an extension of the term for another patent owned or licensed by Erasca would provide a materially longer patent protection coverage for the applicable Licensed Product. If Erasca or its Sublicensee proposes instead to seek an extension of the term for another Patent Right owned or controlled by Erasca, its Affiliate, or its Sublicensee that provides more comprehensive patent protection coverage for the applicable Licensed Product, the Parties will cooperate to request that UC waive any restrictions in the UC License Agreement that would preclude seeking such extension for such other Patent Right, and upon obtaining such waiver from UC, Erasca, or its Affiliate or Sublicensee shall have the right to seek such extension of such Patent Right. Erasca will prepare all documents and Katmai agrees to execute (or request that the UC execute, if applicable) the documents and to take additional action as Erasca reasonably requests in connection therewith. [***] If either Party receives notice pertaining to the Infringement or potential Infringement of any issued patent included with Licensed Patents under the [***] then that Party will within ten (10) days after receipt of such notice of Infringement so notify the other Party.

4.8 Patent Marking. Erasca will mark, and will cause all other Selling Parties to mark, the Licensed Product with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

5.	OBLIGATIONS OF THE PARTIES

5.1 Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), Erasca shall be responsible for, and [***], the research, development and commercialization of the Licensed Products in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the terms and conditions of this Agreement, all decisions concerning the development, marketing and sales of Licensed Product including the clinical and regulatory strategy, design, sale, price and promotion of Licensed Product under this Agreement shall be within the sole discretion of Erasca.

5.2 Diligence. Erasca shall use, and shall cause its Sublicensees to use, Commercially Reasonable Efforts to (a) diligently proceed with the development of, and obtaining of Regulatory Approval for, Licensed Products in the [***] Field in the Territory; and (b) after obtaining applicable Regulatory Approval in countries within the Territory, manufacture, supply, market, and sell the Licensed Products in quantities sufficient to meet the market demands therefor in such countries. On or before the dates indicated below, Erasca will achieve each of the following development milestones with respect to a Licensed Product (“Development Milestones”):

A. Submit to the FDA an Investigational New Drug application for a Licensed Product by [***].

B. [***]

C. [***]

D. [***]

E. [***]

F. [***]

Notwithstanding the foregoing, if Erasca elects to develop a Back-up Compound pursuant to Section 2.6 (Initial Focus; Back-up Compounds), the Parties will cooperate in requesting that the UC agree to extend the deadlines in the UC License Agreement corresponding to the dates specified above for any unmet Development Milestones by a time period as necessary to reflect the time reasonably necessary to allow the Development of the Back-up Compound to the point where such Development Milestone event would be achieved assuming Erasca or its Sublicensees used Commercially Reasonable Efforts to develop such Back-up Compound, and the dates specified above for the Development Milestones shall then be adjusted to match the revised deadlines of the UC License Agreement. Furthermore, if a given milestone set out above is not achieved before a subsequent milestone is achieved, upon achievement of the subsequent milestone all preceding milestones shall be deemed to have been achieved.

Failure to achieve a Development Milestone by the deadline set forth above, as extended pursuant to this Section 5.2, if applicable, shall be a material breach of this Agreement. If the completion of any of the Development Milestones above is delayed beyond the corresponding deadline solely because of the existence of a Regulatory Cause, then Erasca, upon a written request by Erasca to Katmai setting forth the basis for the delay and providing copies to Katmai of documents and correspondence from the FDA that set forth the basis for Erasca’s assertion that the Regulatory Cause exists, may request that Katmai in good faith consider amending this Agreement to extend such Development Milestone once for a maximum of a [***] month period, or so long as such Regulatory Cause exists, whichever is shorter. Notwithstanding the foregoing, however, if Erasca provides Katmai with a written representation from its legal counsel that such Regulatory Cause would similarly prevent any other potential licensee of the Licensed Patents from further developing Licensed Products, then so long as Erasca is in good standing with respect to its obligations owed hereunder and, in good faith, requests an extension, Katmai agrees to extend such cap to a total of [***] ([***]) months, which may be (upon request from Erasca) further extended by Katmai in its sole discretion.

If Erasca is unable to meet a due Development Milestone for any reason other than Regulatory Cause, Erasca may extend the Development Milestones deadlines set forth above in [***] month increments, but not more than [***] ([***]) months in total across all Development Milestones, by making a [***] dollar ($[***]) payment to Katmai for the first [***] month Development Milestones deadline extension, and [***] ($[***]) payments for the second and third extensions each, with the third extension being the last allowable extension. In the event of any extension, the deadlines for meeting any later occurring Development Milestones will be similarly extended.

5.3 Project Advisory Committee. Promptly after the Effective Date, the Parties shall jointly form a Project Advisory Committee (“PAC”) mutually determined to comprise not fewer than four (4) or more than eight (8) members with an equal number of members nominated by each Party, provided such members shall be senior management or scientific founders of a Party with requisite expertise to participate in the PAC. The PAC shall review and comment on the plans for development of Licensed Compounds and Licensed Products, review progress and results of such development and coordinate the activities of the Parties (and any Sublicensees, if applicable) with respect to such development. The PAC shall meet at least quarterly with at least one in-person meeting per year. Each Party shall report to the PAC regarding the drug development plan for Licensed Compounds, amendments to such plans and corresponding outcomes, including key goals, strategies, responsibilities, timelines and resource allocations, and the PAC shall provide a forum for each Party to provide comments on such plans and outcomes, to discuss any decisions by Erasca to take a license under Third Party Patent Rights that would be offset pursuant to Section 3.1(e) (Third Party Payments) against royalties payable to Katmai and to explore other areas of potential collaboration between the Parties. The PAC shall not have the authority to amend this Agreement or alter the rights and obligations of the Parties thereunder.

5.4 Katmai Funding. From time to time prior to achievement of the first milestone in Section 3.1(c) (Milestone Event/Payment Table), the Parties shall discuss the terms pursuant to which Katmai may provide funding, including, without limitation, by means of applying government grant or non-profit organization awards or gifts, to support development of the Licensed Product at Katmai or the UC. If the Parties agree in writing upon Katmai’s provision of such funding for such purpose, then every year that such Katmai funding is provided, upon the earlier of the end of the calendar year or the completion of grant-funded activities, Erasca will reimburse to Katmai all amounts provided by Katmai to support such development activities, not to exceed a total of [***] dollars ($[***]), so long as Erasca is engaged in an active program for the development of Licensed Product at such time or the first milestone in Section 3.1(c) (Milestone Event/Payment Table) has been achieved.

5.5 Exclusivity. During the Term, neither Party nor any of its Affiliates shall directly or indirectly develop or Exploit [***] for the prevention or treatment of any Indication within the [***] Field (nor license, permit, encourage, or facilitate any Third Party to do so), except with respect to Licensed Products as permitted under this Agreement. For clarity, neither Party shall pursue the development or other Exploitation of any compound competitive with JCN068 or a Back-up Compound within the[***] Field; provided, however, nothing in this Section 5.5 shall restrict the right of either Party to research, develop and otherwise Exploit other compounds outside the scope of this Agreement that are effective as a[***] in the [***]Field, and which are intended primarily for the clinical treatment of [***] cancers (a “[***] Candidate”). Notwithstanding the foregoing, Erasca will not file for regulatory approval of any [***] Candidate for any indication in the[***] Field if (i) regulatory approval of such [***] Candidate for such indication in the [***] Field would limit the commercial revenue potential of JCN068 or a Back-up Compound for such indication in the[***] Field, and (ii) JCN068 or a Back-up Compound has demonstrated, or is likely to demonstrate based on clinical and/or non-clinical data, clinical utility, sufficient to warrant continued clinical development for the purpose of obtaining Regulatory Approval in the [***] Field. For clarity, nothing in this Section 5.5 will restrict Erasca’s ability to develop and commercialize any [***] outside of the [***]Field.

5.6 Reports. On an annual basis, Erasca shall submit to Katmai a detailed report providing the status of Erasca’s and its Sublicensees’ activities related to the Exploitation of the Licensed Product during the preceding twelve (12)-month period, and future activities related to the Exploitation of the Licensed Product it then-currently expects to be conducted during the following thirty-six (36) month period.

5.7 Licensed Product Supply. As between the Parties, Erasca shall be responsible for, and shall bear the cost of, obtaining (whether by manufacturing or causing to be manufactured) clinical and commercial supplies of the Licensed Product.

5.8 Regulatory Filings. During the Term, as between Katmai and Erasca, Erasca (or its designee) shall have the sole right to file and hold title to Regulatory Filings relating to the Licensed Product.

6.	REPRESENTATIONS

6.1 Mutual Warranties. Each of Katmai and Erasca represent and warrant to the other Party that, as of the Effective Date:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) it shall comply with all applicable Law (including applicable Law relating to data protection and privacy) in connection with the performance of its rights, duties and obligations under this Agreement;

(d) this Agreement is legally binding upon it and enforceable in accordance with its terms; and

(e) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

6.2 Additional Katmai Warranties. Katmai represents and warrants to Erasca that, as of the Effective Date:

(a) Subject to the UC License Agreement, Katmai controls the patent applications and patents listed on Exhibit B as is necessary to grant to Erasca a license thereunder with respect to Licensed Compounds and Licensed Products pursuant to this Agreement;

(b) Katmai does not own or have a license to any patent applications or patents that Cover any Licensed Compounds or Licensed Products as of the Effective Date that are not set forth on Exhibit B;

(c) Katmai has not granted to any Third Party any rights or licenses under the Licensed Patents or Licensed Know-How that would conflict with the licenses granted to Erasca hereunder;

(d) To Katmai’s knowledge, no patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291;

(e) Katmai has no actual knowledge (for clarity, without any obligation to perform any special search) that the manufacture, use, sale, offer for sale, or importation of a Licensed Product containing JCN068 in the Licensed Field does or will infringe or misappropriate Patent Rights or other intellectual property rights of any Third Party;

(f) To Katmai’s actual knowledge (for clarity, without any obligation to perform any special search), there is no prior art that has not been disclosed to any patent authority, or any failure to comply with applicable rules of a patent authority in filing or prosecuting the Licensed Patents, that would reasonably result in the invalidity or unenforceability of the Licensed Patents;

(g) Katmai has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable or (ii) the manufacture, use, sale, offer for sale, or importation of the Licensed Product in the Licensed Field Infringes or misappropriates or would Infringe or misappropriate any right of any Third Party; and

(h) Neither Katmai nor its independent contractors or employees engaged in activities relating to Licensed Compounds or Licensed Products have been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority.

6.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

6.4 Katmai Representations, Warranties and Covenants. Katmai covenants to Erasca that:

(a) Katmai has maintained and, so long as Erasca is in compliance terms of this Agreement that are necessary to enable Katmai to comply with, or otherwise directly related to Katmai’s ability to comply with, the UC License Agreement, including timely payment to Katmai of all monies owed by Erasca to Katmai, will maintain and keep in full force and effect the UC License Agreement, including by making all payments due under the UC License Agreement in a timely fashion. As of the Effective Date, Katmai is in compliance in all material respects with the UC License Agreement, and has performed all material obligations required to be performed by Katmai to date under the UC License Agreement and, to Katmai’s knowledge, the UC is not in breach or default in any respect of the UC License Agreement.

(b) If Katmai receives a notice or other communication alleging it is in breach (including a notice or other communication threatening termination) of the UC License Agreement, Katmai shall promptly provide Erasca with a copy of such notice, and such notice shall be provided in advance of any due date for curing the alleged breach. Without limiting any other right or remedy of Erasca under this Agreement and in order to prevent, ameliorate, mitigate, or cure a breach of the UC License Agreement, Erasca may elect to pay any amounts owed to UC under the UC License Agreement (after providing Katmai a reasonable opportunity to do so first), provided that Erasca shall not make any payment to UC prior to the date that is ten (10) days before the end of Katmai’s cure period under the UC License Agreement with respect to such alleged breach. If Erasca makes any such payments to UC, Erasca may offset such payments against any future payments otherwise owed by Erasca to Katmai under this Agreement. This Agreement sets forth the obligations of the Parties, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of Katmai under the UC License Agreement.

(c) So long as Erasca is in compliance with those terms of this Agreement that are necessary to enable Katmai to comply with, or otherwise directly related to Katmai’s ability to comply with, the UC License Agreement, including timely payment to Katmai of all monies owed by Erasca to Katmai, Katmai shall not agree or consent to any amendment, supplement, or other modification (including termination) to the UC License Agreement that materially affects Erasca’s rights under this Agreement without Erasca’s prior written consent, to be given on a case-by-case basis in Erasca’s discretion.

7.	INDEMNIFICATION

7.1 Indemnity.

(a) By Katmai. Katmai agrees to defend Erasca and its (and its Affiliates’) directors, officers, employees and agents (the “Erasca Indemnified Parties”) at Katmai’s cost and expense, and will indemnify and hold Erasca and the other Erasca Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party (not a Sublicensee or an Affiliate thereof) claim (including product liability claims) arising out of or otherwise relating to (i) the breach of any representations, warranties, obligations or covenants made by Katmai in this Agreement or (ii) the Exploitation of the Licensed Compound or Licensed Product by or on behalf of Katmai, its Affiliates, or their respective Sublicensees (other than Erasca or its Sublicensees) prior to the Effective Date or if applicable after the Term. In the event of any such claim against the Erasca Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (i) Erasca promptly notifying Katmai in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Katmai except to the extent Katmai is actually prejudiced thereby) and (ii) Erasca granting Katmai sole management and control, at Katmai’s sole expense, of the defense of the claim and its settlement (provided, however, that Katmai shall not settle any such claim without the prior written consent of Erasca (not to be unreasonably withheld, conditioned or delayed) if such settlement does not include a complete release from liability or if such settlement would involve Erasca undertaking an obligation (including the payment of money by a Erasca Indemnified Party), would bind or impair an Erasca Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Erasca or this Agreement is invalid, narrowed in scope or unenforceable), and (iii) the Erasca Indemnified Parties cooperating with Katmai (at Katmai’s expense). If, based on the reasonable advice of counsel to the Erasca Indemnified Parties, the Erasca Indemnified Parties have separate defenses from Katmai or there is a conflict of interest between the Erasca Indemnified Parties and Katmai, then the Erasca Indemnified Parties shall be permitted, at their own expense, to retain counsel of its choosing to represent them in such action or proceeding.

(b) By Erasca. Erasca agrees to defend Katmai and its (and its Affiliates’) directors, officers, employees and agents, together with the Investigators and the UC and its officers, employees and agents (collectively, the “Katmai Indemnified Parties”) at Erasca’s cost and expense, and will indemnify and hold Katmai and the other Katmai Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the breach of any representations, warranties, obligations or covenants in this Agreement, or (b) the Exploitation of the Licensed Compound or Licensed Products by or on behalf of Erasca or its Sublicensees during the Term. In the event of any such claim by the Katmai Indemnified Parties for indemnification, the foregoing indemnity obligations shall be conditioned upon (x) Katmai promptly notifying Erasca in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Erasca except to the extent Erasca is actually prejudiced thereby) and (y) Katmai granting Erasca sole management and control, at Erasca’s sole expense, the defense of the claim and its settlement (provided, however, that Erasca shall not settle any such claim without the prior written consent of Katmai if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Katmai Indemnified Party), would bind or impair an Katmai Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Katmai or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Katmai Indemnified Parties cooperating with Erasca (at Erasca’s expense). If, based on the reasonable advice of counsel to the Katmai Indemnified Parties, the Katmai Indemnified Parties have separate defenses from Erasca or there is a conflict of interest between the Katmai Indemnified Parties and Erasca, then the Katmai Indemnified Parties shall be permitted, at Erasca’s expense, to retain counsel of its choosing to represent them in such action or proceeding.

7.2 Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY), (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, OR (C) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION).

7.3 Insurance. At least sixty (60) days prior to the Initiation of any clinical trial by or on behalf of Erasca or its Sublicensees, Erasca shall at its own expense procure and maintain during the Term (and for three (3) years thereafter) insurance with a retroactive date of placement prior to or coinciding with the Effective Date in the following forms and amounts:

Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence: $1,000,000;

Products/Completed Operations Aggregate: $5,000,000;

Personal and Advertising Injury: $1,000,000;

General Aggregate (commercial form only): $5,000,000; and

Worker’s Compensation (as legally required in the jurisdiction in which Erasca and its Affiliates are doing business).

Notwithstanding the foregoing, no later than sixty (60) days before the anticipated date of First Commercial Sale of any Licensed Product, Erasca, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance: Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence: $5,000,000;

Products/Completed Operations Aggregate: $10,000,000;

Personal and Advertising Injury: $5,000,000;

General Aggregate (commercial form only): $10,000,000; and

Worker’s Compensation (as legally required in the jurisdiction in which Erasca and its Affiliates are doing business).

Erasca shall furnish Katmai with certificates of insurance evidencing compliance with all requirements of this Section 7.3. Such certificates will indicate both Katmai and the UC as an additional insured(s) and loss payee under the coverage described above in this Section 7.3 and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by Katmai or the UC. Katmai will promptly notify Erasca in writing of any claim or suit brought against it (or the UC) for which it (or the UC) intends to invoke the indemnification provisions of this Agreement. Erasca will keep Katmai informed of its defense of any claims pursuant to this Article 7 (Indemnification). Erasca shall provide Katmai with written notice at least thirty (30) days prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of Katmai or the UC hereunder.

8.	CONFIDENTIALITY

8.1 Confidential Information.

(a) Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Confidential Information of Katmai will include without limitation any information disclosed by Katmai’s members of the PAC with respect to other opportunities for the Parties to collaborate.

(b) Restrictions. During the Term and for ten (10) years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1(b). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1(b). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein. Upon termination of the Agreement (except for circumstances where Erasca’s license rights in the Licensed Know-How survive termination), Erasca shall promptly return or destroy all Confidential Information disclosed by or on behalf of Katmai within fifteen (15) days.

(c) Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates or Sublicensees; (iii) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

(d) Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii) in connection with prosecuting or defending litigation, Regulatory Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iii) in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (as to Erasca only, and including Affiliates and Sublicensees of Erasca); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

(iv) provided, however, that (1) with respect to Sections 8.1(d)(i) or 8.1(d)(ii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 8.1(d)(iii), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 8.1(b) (Restrictions) (other than collaborators, investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

8.2 Terms of this Agreement; Publicity.

(a) Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only to the extent within the exceptions in Section 8.1(c) (Exceptions) or as permitted by Section 8.1(d) (Permitted Disclosures). Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with Section 8.2(b) (Review) or 8.3(a) (Right to Publish)).

(b) Review. In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than five (5) business days). If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release issued consistent with the terms of this Section 8.2. Subject to restrictions on use of names in Section 8.2(c) (Use of Names), Erasca, in its sole discretion, may make disclosures relating to the development or commercialization of the Licensed Products, including the results of research or any clinical trial conducted by Erasca or any health or safety matter related to the Licensed Products.

(c) Use of Names. Erasca acknowledges that nothing contained in this Agreement will be construed as conferring any right to Erasca, its Affiliates, or its Sublicensees to use in advertising, publicity or other promotional activities any name of the Investigators or any name, trade name, trademark or other designation of the UC (including a contraction, abbreviation or simulation of any of the foregoing). The UC may list Erasca’s name as a licensee of technology from the UC without further identifying the technology. Unless required by law or unless the required authorizations are obtained (contact adminvc@ucla.edu for more information), the use by Erasca of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

8.3 Publications.

(a) Right to Publish. Subject to the provisions of Sections 8.1 (Confidential Information), 8.2 (Terms of this Agreement; Publicity) and 8.3(b) (Publications by the UC), each Party shall have the right to publish with respect to Licensed Products in publications, and to make scientific presentations on Licensed Products.

(b) Publications by the UC. To the extent Katmai has the right to review and/or approve any publications made by the Investigators with respect to Licensed Compounds or Licensed Products, Katmai will provide to Erasca the same right and shall not take any action (whether to approve or comment thereon) without Erasca’s prior written consent, which shall not be unreasonably withheld.

9.	TERM AND TERMINATION

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 (Term and Termination), shall continue in full force and effect until expiration of all payment obligations under this Agreement. Upon such expiration (but not any earlier termination) of this Agreement, the licenses granted to Erasca by Katmai under this Agreement to Exploit the Licensed Compound and Licensed Products shall be fully paid-up and irrevocable.

9.2 Termination by Katmai.

(a) Breach. Katmai will have the right to terminate this Agreement in full upon delivery of written notice to Erasca in the event of any material breach by Erasca of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days (or, solely for breach of Erasca’s payment obligations, forty-five (45) days) after written notice thereof is given by Katmai to Erasca specifying in reasonable detail the nature of the alleged breach; provided, however, that if such breach of non-payment obligations is not capable of being cured within such ninety (90) day period, such ninety (90) day period will be extended for an additional ninety (90) days so long as the breaching Party uses reasonable efforts to cure such breach during such additional ninety (90) day period. Notwithstanding the foregoing, in the event Erasca’s material breach places Katmai at reasonable risk of breach of the UC License Agreement, and Katmai has received a notice of breach of the UC License Agreement related to such material breach of this Agreement by Erasca, then Erasca’s cure period in this Section 9.2(a) shall not extend beyond the date that is ten (10) days prior to the end of any applicable cure period under the UC License Agreement that is specified in such notice of breach from the UC to Katmai.

9.3 Termination by Erasca.

(a) Breach. Erasca will have the right to terminate this Agreement upon delivery of written notice to Katmai in the event of any material breach by Katmai of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within thirty (30) days after written notice thereof is given by Erasca to Katmai specifying in reasonable detail the nature of the alleged breach.

(b) Discretionary Termination. Provided that Erasca is in full compliance with the Agreement, Erasca will have the right to terminate this Agreement at will, effective sixty (60) days after delivery of written notice to Katmai thereof.

9.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

9.5 Effects of Termination.

(a) Upon termination by either Party under Section 9.2 (Termination by Katmai) or 9.3 (Termination by Erasca) or 9.4 (Termination Upon Bankruptcy), all rights and licenses granted by Katmai to Erasca in Article 2 (License Grant) will terminate, and Erasca and its Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of the Licensed Compounds and Licensed Products, except to the extent required hereunder.

(b) Upon termination by either Party under Section 9.2 (Termination by Katmai) or Section 9.3 (Termination by Erasca) or by Katmai under Section 9.4 (Termination Upon Bankruptcy), Erasca shall, upon the written request of Katmai, (i) [***], (ii) [***], (iii) [***], (iv) [***], and (v) wind down, at Erasca’s expense (unless such termination is pursuant to Section 9.3(a) (Breach)), any ongoing clinical trials, manufacturing activities, and other related research and development activities involving Licensed Product consistent with applicable Law and medical and ethical standards, and applicable agreements with Third Party independent contractors engaged by or on behalf of Erasca in connection with such activities. If Katmai requests the foregoing actions in subsections (i) through (iv) and unless the Agreement is terminated for Erasca’s material breach of this Agreement, the Parties will negotiate in good faith the financial terms pursuant to which such actions shall be conducted, provided that Erasca’s performance of such actions shall not be conditioned upon the conduct or completion of such negotiations. If the Parties do not agree upon such terms within sixty (60) days after Erasca receives such request from Katmai, then the Parties shall submit all matters that are not yet agreed by the Parties for resolution by “baseball” arbitration as follows: The arbitration shall be administered by JAMS in Los Angeles, California pursuant to its Comprehensive Arbitration Rules and Procedures, except that (i) the arbitrator’s decision on such matters shall be based upon what is commonly referred to as the “[***]” approach, whereby the arbitrator may [***], and (ii) the arbitrator will establish a time line for submission of the Parties’ positions on such matters and adopt such other procedures to enable him or her to issue a decision within sixty (60) days after he or she is appointed.

9.6 Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Articles 1 (Definitions), 3 (Fees, Royalties and Payments), 7 (Indemnification), 8 (Confidentiality) and 10 (Miscellaneous) and Sections 4.4 (Enforcement) through 4.6 (Recovery) (inclusive) (with respect to any action initiated prior to such expiration or termination) and Section 6.3 (Disclaimer), Section 9.1 (last sentence, only upon expiration of the Term), Section 9.5 (Effects of Survival), and this Section 9.6. Termination of this Agreement is neither Party’s exclusive remedy and neither termination nor expiration of the Agreement will relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration. Neither termination nor expiration of this Agreement will preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement or prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

10.	MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement, including without limitation the Mutual Confidentiality Agreement between the Parties dated January 1, 2020 (with all information exchanged thereunder to be deemed Confidential Information disclosed pursuant to this Agreement). None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

10.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

10.3 Independent Contractors. The relationship between Erasca and Katmai created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

10.4 Governing Law; Jurisdiction. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof shall be submitted for resolution by a court of competent jurisdiction in the County of Los Angeles. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of California, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

10.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Erasca:

Erasca, Inc.

10835 Road to the Cure #140

San Diego, CA 92121

Attention: Legal Department

Email: legal@erasca.com

If to Katmai:

Katmai Pharmaceuticals, Inc.

[***]

Attn: Bradley B. Gordon, President and CEO

With a copy to counsel (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman, LLP

12255 El Camino Real, Suite 300

San Diego, CA 92130

Attn: Richard Blaylock

10.6 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law.

(a) Compliance with Law. If this Agreement or any associated transaction is required by Law to be either approved or registered with any Governmental Authority, Erasca will assume all legal obligations to do so. Erasca will notify Katmai if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Erasca will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process. Erasca agrees on behalf of itself, its Affiliates, and its Sublicensees to comply with all applicable Laws in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products. Erasca, its Affiliates, and its Sublicensees will observe all applicable Laws with respect to the transfer or provision of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Erasca on behalf of itself, its Affiliates, and its Sublicensees agrees to manufacture and use Licensed Products in compliance with applicable Laws of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, sold or otherwise exploited.

(b) Severability. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.7 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), without the prior consent of the non-assigning Party. If a Party [***]for the prevention or treatment of any Indication within the [***]Field, then at the option of such Party (or its successor in interest), such product (a) [***], or (b) [***] with respect to its development and commercialization within the [***] Field. If such acquired Party is Erasca, and this Section 10.7 applies to a does not elect (a) through (c), but instead [***], within [***] ([***]) year after the effective date of such[***] , then such Party (or its successor in interest) shall [***] ($[***]). This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.7 shall be null and void.

10.8 Sale Transaction or Katmai Acquisition. In the event of (a) a Sale Transaction, or (b) the acquisition by Katmai of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Katmai Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Katmai Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were Affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Katmai Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement unless such Third Party Acquirer or Katmai (as applicable) agrees in writing to license any of such intellectual property rights in connection with this Agreement or any other Agreement into which they may enter pursuant to Section 2.5 (Right of First Negotiation) or Section 2.6 (Initial Focus; Back-up Compounds).

10.9 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

10.10 No Third Party Beneficiaries. Except as expressly provided with respect to Katmai Indemnified Parties and Erasca Indemnified Parties in Article 7 (Indemnification), the UC in Sections 4.4(a) (Erasca Enforcement), 4.6 (Recovery), 7.3 (Insurance), and 8.2(c) (Use of Names), and Katmai’s Affiliates and licensees, nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.11 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.12 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” (or cognates thereof) as used herein shall mean including (or the cognate thereof), without limiting the generality of any description preceding such term. The term “will” as used herein means “shall.” All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

10.13 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from such causes beyond the reasonable control of the affected Party as fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any Governmental Authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

10.14 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.15 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf or other electronically transmitted documents.

[Signature page follows]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ERASCA, INC.		KATMAI PHARMACEUTICALS, INC.

By:	/s/ Jonathan Lim	By:	/s/ Brad Gordon
Name: Jonathan Lim		Name: Brad Gordon
Title: President and CEO		Title: President, CEO

EXHIBIT A

LICENSED KNOW-HOW

[***]

EXHIBIT B

LICENSED PATENTS

[***]

EXHIBIT C

JCN068 STRUCTURE

[***]

EXHIBIT D

UC LICENSE AGREEMENT

(See attached.)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (“Agreement”) is made effective this 11th day of March, 2020 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, CA 94607-5200 (“The Regents”), acting through The Technology Development Group of the University of California, Los Angeles (“UCLA”), located at 10889 Wilshire Boulevard, Suite 920, Los Angeles, CA 90095-7191, and Katmai Pharmaceuticals, Inc. (“Licensee”), a Delaware corporation having a principal place of business at [***].

RECITALS

WHEREAS, The Regents own certain rights in the Patent Rights which claim, and Associated Technology which pertains to, invention(s) arising out of the laboratory of Dr. David Nathanson, among others, in the course of research at UCLA;

WHEREAS, Licensee is a “small entity” as defined in 37 CFR 1.27(a)(2) for the purposes of determining whether The Regents is eligible for reduced patent fees;

WHEREAS, The Regents and Licensee previously entered into the following agreements: Letter of Intent, dated Sep. 23, 2019, UC Control No. 2020-30-0214 (which for clarity was entered into by one of the founders of Licensee); and

WHEREAS, Licensee desires a license to the Patent Rights and Associated Technology and The Regents is willing to grant such license pursuant to the provisions herein below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, will have the following meanings:

1.1 “Affiliate” means any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee, or is under common Control with Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors, of such entity; or (ii) in any country where the local law will not permit foreign equity participation of a majority, the ownership or control (directly or indirectly) of the maximum percentage of such outstanding stock or voting rights permitted by local law. For clarity, an entity will be deemed an Affiliate of Licensee solely for the term during which it satisfies the foregoing definition.

1.2 “Associated Technology” means The Regents’ interest in technical information, copyrightable works, processes, procedures, compositions, devices, tangible materials, methods, formulas, protocols, techniques, software, designs, drawings and/or data that satisfies all of the following: (i) it exists as of the Effective Date of this Agreement, (ii) it was created by the inventors of the Patent Rights, and (iii) it is expressly identified in Appendix E of this Agreement. For the avoidance of doubt, Associated Technology (a) need not be, and The Regents will have no obligation to keep Associated Technology, confidential or as a trade secret, and (b) will not include anything that is created after the Effective Date unless and until the parties enter into a written amendment to this Agreement to add such Associated Technology to Appendix E (such as for example results from a sponsored research agreement).

1.3 ”Commercially Reasonable Efforts” means, with respect to any objective pertaining to the commercialization of a Licensed Product, the level of efforts and resources commonly used in the pharmaceutical industry by a company of similar size as Licensee (or Sublicensee as the case may be) to achieve such objective for a product that has a clinical indication and market potential similar to such Licensed Product and which is at a similar stage in development or product life as such Licensed Product taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labelling, the regulatory environment and competitive market conditions and the sensitivity, specificity, and predictive values of Licensed Product in the Field of Use, and its proprietary position where such company is motivated to achieve such objective. For the avoidance of doubt, “Commercially Reasonable Efforts” shall not include (a) halting all commercialization of a Licensed Product for the purpose of pursuing another of Licensee’s (or Sublicensee’s as the case may be) products not covered by Regents’ Patent Rights or (b) discontinuing all research, development, manufacturing, marketing and selling of such Licensed Product for a period of greater than twelve (12) consecutive months unless as a result of a Regulatory Cause.

1.4 “Field of Use” means all fields of use.

1.5 “First Commercial Sale” or “FCS” means the first sale of any Licensed Product by Licensee or a Sublicensee triggering payment of an Earned Royalty pursuant to this Agreement, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, “First Commercial Sale” means the first sale in that country.

1.6 “Licensed Product” means any product or service (i) whose manufacture, use, sale, offer for sale, importation, lease, disposition or provision would, absent the license granted hereunder, constitute infringement (including direct, contributory or inducement) of any Valid Claims of the Patent Rights or (ii) developed, made or provided through the use of Associated Technology.

1.7 “Licensed Territory” means all territories where Patent Rights exist or may come to exist, and with respect to Associated Technology worldwide.

1.8 “Net Sales” means the total amount received or otherwise accrued for accounting purposes (including fair market value of any non-cash consideration) by Licensee or Sublicensee on account of the sale, lease, provision, transfer, or other disposition of a Licensed Product to a customer, after deduction of the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent separately itemized in the applicable invoice, and not otherwise reimbursed, and allowed: (a) cash, trade or quantity discounts, rebates (including rebates similar to Medicare or other government rebates), and reimbursements, (b) any shipping costs, (c) allowances or credits because of rejected or returned products, (d) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales, and value added taxes, and (e) allowances for uncollectible amounts; provided that no particular deduction may be accounted for more than once in the calculation of Net Sales. For clarity, with respect to Licensed Products sold that are submitted for payment to an insurance company, Medicare, Medicaid or any other governmental or nongovernmental body for which less than 100% of the charged amount is actually paid to Licensee or its Sublicensees, the Earned Royalty shall be applied to the amount reimbursed less any applicable exclusions provided above.

1.9 If Licensee or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’-length transaction, or is transferred to a third party without charge or at a discount, then Net Sales means the gross amount normally charged to other customers in arm’s length transactions less the allowable deductions set forth above. The sale, provision, transfer, or other disposition of a Licensed Product between Licensee, its Affiliates and its Sublicensees when such Licensed Products are intended for subsequent sale to a customer shall not constitute Net Sales unless such Licensed Product is for end use by Licensee or such Affiliate or Sublicensee. In the case of transfers of Licensed Products between any of Licensee, Sublicensees, or their respective Affiliates for subsequent sale, lease or other transfer, then Net Sales will be the greater of the total amount invoiced or otherwise charged (including fair market value of any non-cash consideration) (i) for the transfer of the Licensed Products between Licensee, Sublicensees or Affiliates, as applicable, or (ii) for any subsequent sale of such Licensed Products in an arms’-length transaction.

i.

“Combination Product” means a product that contains or uses a Licensed Product (“Licensed Component”) and at least one other component (“Non-Licensed Component”) that satisfies all the following conditions: (i) such Non-Licensed Component is not a Licensed Product, (ii) such Combination Product does not any infringe any other Valid Claims as compared to Licensed Component (iii) such Non-Licensed Component is sold separately and was individually approved by the FDA or an equivalent regulatory body, and (iv) the market price of such combined product is higher than the market price for such Licensed Component as a result of such combined product containing or using such Non-Licensed Component.

If a Licensed Product is sold (or Licensed Product service provided) in the form of a Combination Product, then the Net Sales of such Combination Product shall be determined as follows: Net Sales of such Combination Product shall be multiplied by the fraction A/(A+B), where A is the average list price of such Licensed Component (over the last 2 year period) when sold separately in the country of sale of the Combination Product, and B is the average list price of the Non-Licensed Component(s) (over the last 2 year period) in the same country.

If the Licensed Component is not sold separately, and the Non-Licensed Component is sold separately, or if neither Licensed or Non-Licensed Components of the Licensed Product are sold separately in the country of sale of the Licensed Product, the adjustment to Net Sales shall be determined by the parties in good faith prior to the date Licensee or a Sublicensee commences sale of such Licensed Product.

Notwithstanding the foregoing, in no event will the proration factor set forth above be less than one half (0.5); provided that if the relative importance or value of Licensed Component of the Combination Product is less than one-half, The Regents agrees to negotiate in good faith with Licensee with respect to a lower proration factor.

For clarity, in no event may Licensee apply the anti-royalty stacking provision set forth in Section 4.3 together with this Combination Product provision wherein the royalty owed to the third party with respect to the Licensed Product is in relation to the Non-Licensed Component. When both royalty stacking and Combined Product provisions are applied together, in no event will the owed royalty to the Regents be less than 50% than when absent such provisions.

ii.

If Licensee believes a Licensed Product should be considered a Combination Product, but the Licensed Product does not satisfy the definition of Combination Product provided above, Licensee may provide The Regents with evidence supporting why such Licensed Product should be treated as a Combination Product; if the parties are unable to agree on an adjustment regarding such Licensed Product within thirty (30) days of The Regents’ receipt of such supporting evidence, such Licensed Product will not be treated as a Combination Product. For clarity, if neither component is a Licensed Product on its own but their combination satisfies the Licensed Product definition, such a combination will not be treated as a Combination Product.

1.10 “Patent Action” means the preparation, filing, prosecution and maintenance of patent applications and patents in the Patent Rights, including reexaminations, interferences, oppositions, inventorship related matters, and any other ex parte or inter partes matters (e.g., inter partes review petitions) originating or conducted in a patent office.

1.11 “Patent Rights” means The Regents’ interest in: (i) the patents and patent applications expressly identified in Appendix A; (ii) any divisions and continuations of any patent application or patent identified in subpart (i) above; (iii) any continuation-in-part applications of any patent application or patent identified in subparts (i) or (ii) above (but solely to the extent of those claims that are both entirely supported by the specification and entitled to the priority date of any patent application or patent identified in subparts (i) and (ii) above); (iv) any foreign counterparts of a patent application or patent identified in subparts (i)-(iii) above; and (v) any patents issuing from any patent application identified in subparts (i)-(iv), including reissues, substitutions and patent extensions.

1.12 “Regulatory Cause” means a delay in the completion of a regulatory stage Development Milestone that is directly caused by the FDA (or other applicable regulatory authority) either (a) putting a clinical hold on a clinical study involving a Licensed Product that Licensee or Sublicensee is developing pursuant to this Agreement, or (b) requiring additional data relating to a Licensed Product that Licensee or a Sublicensee is developing pursuant to this Agreement was outside that agreed upon with the FDA (or other applicable regulatory authority) in any pre-submission meeting in a material or significant respect and is based on FDA (or other applicable regulatory authority) guidelines or regulations and such guidelines or regulations were only implemented after initiation of a human clinical trial for such Licensed Product, provided, however, that with respect to (a)-(b), (i) such delay came to exist despite Licensee’s use of Commercially Reasonable Efforts to avoid such delay, (ii) such delay is not due in any material respect to Licensee’s actions or inactions that were counter to the guidance provided to Licensee or otherwise published by the FDA (or other applicable regulatory authority), and (iii) such delay is not due in any material respect to Licensee’s failure to provide data to the FDA (or other applicable regulatory authority) in a form, amount and quality commonly used in the pharmaceutical industry or to undertake preclinical and clinical development in a form and of a quality that would be commonly used in the pharmaceutical industry.

1.13 “Sublicensing Income” means any consideration (including, without limitation, any licensing or optioning fees, or license maintenance fees, or milestone payments, and fair market value of any non-cash consideration) received by, or payable to, Licensee from any Sublicensee, under or on account of a Sublicense. Sublicensing Income excludes earned royalty payments but only to the extent such royalty payments are calculated using the same sales that generated payment of an Earned Royalty to The Regents pursuant to Section 4.3. Sublicensing Income also excludes (a) income received by Licensee as payment or reimbursement for research services rendered after execution of the Sublicense at fair market value conducted by or for Licensee, including costs of materials, equipment or clinical testing to the extent documented, invoiced and actually paid, (b) amounts received by the Licensee as the purchase price, at fair market value, for equity securities (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, and the like) of the Licensee; and (c) reimbursements to the Licensee of out-of-pocket patent prosecution costs actually incurred by the Licensee (provided amounts received in excess of the Patent Costs Licensee has paid to The Regents pursuant to this Agreement will be treated as Sublicensing Income). For clarity, any amounts received in excess of fair market value (in relation to (a) and (b)) or the amount of costs actually incurred by Licensee (in relation to (c)) will be deemed to constitute Sublicensing Income.

The Regents acknowledges Licensee (or its Sublicensees) may enter into agreements or transactions with a Sublicensee at fair market value that are distinct and independent from the Sublicense they separately enter into with such Sublicensee, e.g., debt financing agreement (“Independent Deal”). So long as such Independent Deal does not dilute, divert, conceal or misrepresent the amount of consideration paid to the Licensee (or such Sublicensee) in consideration for a Sublicense, and is not in exchange for any right or license granted in relation to the Patent Rights, The Regents agree consideration received pursuant to such Independent Deal will not constitute Sublicensing Income.

1.14 “Valid Claim” means (a) any issued claim in the Patent Rights that has not irrevocably: (i) expired; (ii) been disclaimed, cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iii) been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country, in all cases from which no further appeal has or may be taken, and (b) any claim of a pending patent application in the Patent Rights that has not been irrevocably abandoned or finally rejected without the possibility of appeal or re-filing, provided that a claim within a patent application that has been pending for more than [***] from the date of issuance of the first substantive office action (e.g., a restriction requirement will not be deemed substantive) received with respect to such claim on a per country basis shall no longer be a Valid Claim unless and until such claim becomes an issued claim of an issued patent, in which case such claim will be deemed a Valid Claim for the purposes of this Agreement retroactively from the date it ceased being a Valid Claim.

2. GRANT

2.1 License. Subject to the limitations and other terms and conditions set forth in this Agreement, including the limitations outlined in Section 2.2 below, The Regents hereby grants to Licensee an exclusive license under the Valid Claims of the Patent Rights in the Licensed Territory, and a nonexclusive license with respect to the Associated Technology, to make, use, sell, offer for sale and import Licensed Products in the Field of Use.

The licenses granted to Licensee hereunder shall automatically extend to Licensee’s Affiliates, but only during the period such entity satisfies the definition of Affiliate. As a licensee of Patent Rights under this Agreement, Affiliates shall have all of the same rights and obligations, financial and otherwise, that Licensee has under this Agreement. Acts, omissions and liabilities of an Affiliate are considered to be those of Licensee under this Agreement and Licensee is responsible and liable for all such acts, omissions and liabilities, including without limitation payment to The Regents of royalties or other consideration due to The Regents hereunder.

2.2 License Conditions. The license granted in Section 2.1 is subject to the following:

A. The Regents expressly reserves the right for itself and other nonprofit and academic research institutions to use Patent Rights and Associated Technology for (i) educational and non-commercial research purposes (which shall be construed to include clinical research and research sponsored by commercial entities), and (ii) to publish results arising therefrom. For clarity, so long as Licensee’s license to the Patent Rights remains exclusive, The Regents will not have the right to grant a license to the Patent Rights to another commercial entity that conflicts with the license granted to Licensee pursuant to Section 2.1.

B. The Regents’ grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the invention claimed by the Patent Rights throughout the world. Licensee agrees (and will require all Sublicensees to agree in writing) that, unless a valid waiver is obtained from the applicable funding agency at Licensee’s written request, Licensee’s exclusive right to use or sell any Licensed Products in the United States is subject to the obligation that any Licensed Products will be manufactured substantially in the United States, to the extent required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also grants to Licensee the right to sublicense to third parties through four tiers, provided that Licensee may request that The Regents approve additional tiers, which approval will not be unreasonably withheld, and any Sublicense granted between Licensee and its Affiliates or independent contractors, including contract research, development and manufacturing organizations (CRO’s, CMO’s), will not count as a “tier” for the purposes of calculating the four-tier limitation) the rights licensed to Licensee hereunder so long as Licensee’s rights remain exclusive (each, a “Sublicense” and each such third party that receives a Sublicense “Sublicensee”). All Sublicenses must be in writing and will be subject to, and contain terms consistent with, the terms in this Agreement, including, without limitation, the provisions contained in Articles 2.2 (License Conditions), 3 (Sublicenses), 4.4 (Validity Challenge), 7 (Books and Records), 9 (Use of Names and Trademarks), 10 (Limited Warranty and Liability), 12 (Patent Marking), 13 (Patent Infringement), 14 (Indemnification), 18 (Compliance with Laws), etc. For clarity, Licensee will be obligated to pay Earned Royalties on its Sublicensees’ Net Sales irrespective of whether its Sublicensees pay royalties to Licensee. For the purposes of this Agreement, the operations of all Sublicensees will be deemed to be the operations of Licensee, for which Licensee will be responsible and liable.

3.2 Sublicense Requirements. Licensee must provide The Regents with a copy of each Sublicense issued, including any agreements and amendments executed in relation thereto, within thirty (30) days of its execution, and shall collect and guarantee payment of all payments, due to The Regents as a result of such Sublicenses.

3.3 Sublicenses Upon Termination. If this Agreement is terminated for any reason, at the option of the applicable Sublicensee, all outstanding Sublicenses not in default will be assigned by Licensee to The Regents (to the extent The Regents is legally, contractually and, per its policies (is able to accept such assignment (the phrase “policies” understood as broad, Regents-wide restrictions on assignments to certain classes of companies) provided that such assignment shall not place the Regents in a conflict of commitment**). Prior to any such assignment such Sublicensees shall furnish to The Regents the completed contact information form attached hereto as Appendix C. The assigned Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned

Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents. The Regents may, at The Regents’ sole discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement. **Notwithstanding the phrase “contractually” or “per its policies,” if the Sublicensee is a reputable pharmaceutical or biopharmaceutical company whose stock is traded on a public exchange in either the U.S. or Europe and who had either annual worldwide revenues of at least one hundred million dollars ($100,000,000) in the calendar year prior to the calendar year in which such assignment is to take place or unrestricted capital of at least two hundred million dollars ($200,000,000) as of the date of assumption, then The Regents agree that assumption of the applicable Sublicense will not be withheld on this basis alone. For the avoidance of doubt, Licensee may also request in writing that The Regents pre-approve a given proposed Sublicensee as constituting an entity that The Regents would be able to accept per this provision (such assignee a “Pre-Approved Assignee”), and The Regents may, in its sole disretion, agree to provide such written pre-approval to Licensee.

4. CONSIDERATION

4.1 License Fee. In partial consideration for the License, Licensee will pay to The Regents a license issue fee of [***] within sixty (60) days of the Effective Date. This fee is non-refundable and is not an advance against royalties.

4.2 License Maintenance Fee. Licensee must pay to The Regents the license maintenance fee set forth below beginning on the [***]-year anniversary date of the Effective Date and continuing annually on each anniversary date of the Effective Date (“License Maintenance Fee”) until Licensee achieves its First Commercial Sale and commences paying Minimum Royalties hereunder. License Maintenance Fees are non-refundable and are not an advance against royalties.

[***]	[***]
[***]	[***]

4.3 Earned Royalty. Licensee must pay to The Regents the following royalty for the corresponding Net Sales amounts calculated annually (each an “Earned Royalty”):

Net Sales (applied on a per calendar year basis)	Royalty rate

Up to [***]	[***]

Between [***] and [***]	[***]

Between [***] and [***]	[***]

Above [***]	[***]

For clarity, the Net Sales taken into account for royalty rate tier determination are with respect to total global amount of Net Sales. For example, if global Net Sales exceed One Hundred Million Dollars in a calendar year, Net Sales above that amount will incur a higher royalty rate, regardless of where the sale has occurred.

This royalty rate shall be reduced to [***] of Net Sales with respect to Licensed Products that are Licensed Products per Section 1.6(ii), but are not Licensed Products per Section 1.6(i). Earned Royalties hereunder shall be computed on a quarterly basis for the quarters ending March 31st, June 30th, September 30th, and December 31st of each calendar year and shall be due and payable at the same time the royalty reports are due under Section 6.2 for such quarter.

If Licensee (or any Sublicensee or any Affiliate, as applicable) after the Effective Date (and for clarity not with respect to any third party licenses it has executed prior to the Effective Date) is obligated to pay a non-Affiliate third party (other than The Regents) royalties on net sales (“Third Party Royalty”) in consideration for patent rights owned or controlled by such non-Affiliate third party without a license to which Licensee (or a Sublicensee, or an Affiliate as applicable) may in Licensee’s (or such Sublicensee’s or Affiliate’s, as applicable) judgment reasonably be considered to infringe or misappropriate such third party intellectual property rights in order to use or practice the Patent Rights, then Licensee will have the right, upon Licensee’s (or a Sublicensee’s, or an Affiliate’s as applicable), execution of a license with such third party for such third party intellectual property rights, to credit fifty percent (50%) of any earned royalty payment made to such third party in any given year in consideration for such third party intellectual property rights, against the Earned Royalty due The Regents under this Agreement, provided that:

a)

The sum of such Third Party Royalty rate and the Earned Royalty rate set forth in this Agreement is equal to or greater than [***] of Net Sales in the affected portion of the applicable Licensed Territory;

b)

On an ongoing basis and prior to reduction of any Earned Royalty due The Regents under this Agreement for a given calendar quarter, Licensee first provides written evidence to The Regents of Licensee’s (or any Sublicensee’s, or Affiliate’s as applicable), royalty obligations to such third party for such calendar quarter demonstrating that such royalty obligation is in consideration for patent rights owned or controlled by such non-Affiliate third party without a license to which Licensee (or any Sublicensee, or Affiliate of Licensee or any Sublicensee as applicable), may reasonably be considered to infringe or misappropriate such third party patent rights in the manufacture, use, import, offer for sale, or sell of a Licensed Product; and

c)

In no event shall royalties or other amounts due to The Regents under this Agreement in any reporting period be so reduced to less than [***] of the amount that would otherwise be due The Regents under this Agreement; and

d)

In no event may may Licensee apply the anti-royalty stacking provision set forth in this Article 4.3 of this Agreement to the Net Sales of a Licensed Product wherein the royalty owed to the third party with respect to such Licensed Product is in relation to the Combination Product Component of the Licensed Product.

4.4 Validity Challenge. If Licensee or a Sublicensee, itself or through a third party, institutes any proceeding that contests the validity of any Patent Right during the term of this Agreement, Licensee agrees to pay to The Regents, directly and not into any escrow or other account, all royalties and other amounts due in view of Licensee’s and its Sublicensees’ activities under this Agreement during the period of challenge and The Regents’ attorneys fees in defending such action. Should the outcome of such contest determine that any challenged patent claim is valid, Licensee (or its Sublicensee, as applicable) will thereafter, and for the remaining term of this

Agreement, pay a royalty rate of [***] the royalty rate specified above and the entirety of The Regents’ legal (including attorney) fees and costs incurred during such proceeding. For clarity, in the case wherein a Sublicensee challenges the validity of the Patent Rights, so long as Licensee did not directly or indirectly induce, encourage, or otherwise assist such Sublicensee in its challenge of the Patent Rights, then Licensee’s royalty rate will not be tripled per the foregoing sentence and Licensee will not be obligated to pay for The Regents’ attorneys fees in defending such action against a Sublicensee (provided that, if the challenging Sublicensee fails to do so Licensee must terminate the applicable Sublicense).

4.5 Minimum Annual Royalty. Licensee must pay to The Regents the following minimum annual royalties (“Minimum Annual Royalties”) on or before February 28 of each calendar year (“CY”) following the calendar year in which Licensee achieves a First Commercial Sale and continuing for the remaining term of this Agreement thereafter. The Minimum Annual Royalty will be credited against the Earned Royalty due and owing with respect to Net Sales made during the calendar year in which such Minimum Annual Royalties were paid.

[***]	[***]
[***]	[***]

4.6 Sublicensing Income. Licensee will pay to The Regents the following shares of all Sublicensing Income:

(i)	[***] of all Sublicensing Income received with respect to any Sublicenses executed prior to the first human patient being dosed with a Licensed Product in a phase 1 clinical trial;

(ii)

[***] of all Sublicensing Income received with respect to any Sublicenses executed concurrently with or after the first human patient is dosed in a phase 1 clinical trial but before the first patient is dosed with a Licensed Product in a phase 2 clinical trial; and

(iii)	[***] of all Sublicensing Income received with respect to any Sublicenses executed concurrently with or after the first human patient is dosed with a Licensed Product in a phase 2 clinical trial.

Sublicensing Income may not be prorated when the Patent Rights are bundled with other intellectual property, without The Regents’ prior written consent. For the avoidance of doubt, all payments and consideration that Licensee or a Sublicensee receives as a result of its exercise of its rights to the Patent Rights will be accounted for by Licensee either in the form of an Earned Royalty under Section 4.3 or as Sublicensing Income under this Section

4.7 Milestone Payments. For each Licensed Product, Licensee must make the following payments (“Milestone Payments”) to The Regents within thirty (30) days of Licensee (or its Affiliate or Sublicensee) achieving the Development Milestone indicated below. For purposes of clarity such Milestone Payments are due from Licensee irrespective of whether the associated Development Milestone listed below was reached by Licensee itself or by a Sublicensee or by a third party acting on behalf of Licensee or a Sublicensee.

(i)	[***] upon achieving Development Milestone defined by Section 5.2.D.

(ii)	[***] upon achieving the Development Milestone defined by Section 5.2.E.

(iii)	[***] upon approval of Licensed Product by EMA.

4.8 Payment Terms. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents, provided The Regents may assign its interest in any consideration it is to receive pursuant to this Agreement to another entity. Licensee is responsible for all bank or other transfer charges. When Licensed Products are sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last thirty (30) days of the reporting period.

(i)

Taxes. Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfilment of The Regents’ tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

(ii)

Interest. In the event that monies are not received by The Regents when due, Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

4.9 Participation Rights. If Licensee proposes to sell any equity securities or securities that are convertible into equity securities of Licensee, then The Regents and/or its Assignee (as defined below) will have the right to purchase up to [***]of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Licensee will provide thirty (30) days advance written notice of each such financing, including reasonable detail regarding the terms of the financing. The term “Assignee” means (a) any entity to which The Regents’ participation rights under this Section have been assigned either by The Regents or another entity, or (b) any entity that is controlled by The Regents. This paragraph shall survive the termination of this Agreement.

4.10 Equity. As additional consideration for this Agreement, Licensee shall, within thirty (30) days of The Regents’ execution and delivery to Licensee of a Stock Issuance Agreement in substantially the form attached hereto as Appendix D, issue and deliver to The Regents a number of shares of common stock of Licensee as set forth in the Stock Issuance Agreement.

4.11 Reimbursement for material transfer. Licensee will also reimburse The Regents for any reasonable out of pocket costs incurred in relation to preparing and delivering any materials constituting a part of Associated Technology within thirty (30) days of receipt of an invoice from The Regents.

4.12 As part of its public mission to bring products to the marketplace, UCLA strives to enable underserved populations, which have limited access to adequate quantities of medical innovations arising from UCLA’s laboratories, to have access to these innovative products. Licensees are encouraged to consider these populations’ interests when marketing and selling Licensed Products.

5. COMMERCIAL DILIGENCE

5.1 Development of Licensed Products. Licensee, upon execution of this Agreement, will use Commercially Reasonable Efforts to (a) diligently proceed with the development and manufacture (directly or through a contracted third party) of Licensed Products and (b) after obtaining applicable regulatory approval, market and sell the Licensed Products in quantities sufficient to meet the market demands therefor. Licensee or a Sublicensee will use Commercially Reasonable Efforts to obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, sold, offered for sale or imported.

5.2 Development Milestones. On or before the dates indicated below, Licensee will achieve each of the following development milestones with respect to a Licensed Product (“Development Milestones”). If Licensee fails to achieve a Development Milestone by the deadline set forth below, then The Regents has the right and option, at its sole discretion, to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license, under the terms set forth in Section 8 (LIFE OF THIS AGREEMENT) including The Regents obligation to first provide notice and the opportunity to cure as specified in Section 8.4. This right, if exercised by The Regents, supersedes the rights granted in Section 2 (GRANT).

A.	Submit to the U.S. Food and Drug Administration (FDA) (or other applicable regulatory authority) an Investigational New Drug application for a Licensed Product by [***] .

B.	Dose a first human patient in a phase 1a clinical trial by [***].

C.	Dose a first human patient in a phase 1b or phase 2 clinical trial by [***].

D.	Dose a first human patient in a phase 3 clinical trial by [***].

E.	Receive FDA (or other applicable regulatory authority) approval of Licensed Product by [***].

F.	Achieve a First Commercial Sale of a Licensed Product within [***] after receipt of FDA approval.

If the completion of any of the Development Milestones above is delayed beyond the corresponding deadline solely because of the existence of a Regulatory Cause, and Licensee sends to The Regents a request in writing for an extension that sets forth the basis for the delay and provides copies of documents and correspondence from the FDA supporting Licensee’s assertion that a Regulatory Cause exists, then The Regents will consider in good faith consenting, which consent will not be unreasonably withheld, to an extension of such Development Milestone once for a maximum of a [***] , or so long as such Regulatory Cause exists, whichever is shorter. Notwithstanding the foregoing, however, if Licensee provides The Regents with a written representation from its legal counsel that such Regulatory Cause would similarly prevent any other potential licensee of the Patent Rights from further developing Licensed Products, then so long as Licensee is in good standing with respect to its obligations owed hereunder and, in good faith, requests an extension, The Regents agrees to extend such [***] cap to a total of [***], which may be (upon request from Licensee) further extended by The Regents in its sole discretion.

If the completion of any of the Development Milestones above is delayed beyond the corresponding deadline solely because of negative study results pertaining to the safety or efficacy of a Licensed Product, and Licensee (or its Sublicensee) elects to terminate development of a Licensed Product and restart development using a backup compound (“Backup Cause”), then upon a written request by Licensee to The Regents setting forth the basis for the delay, the parties agree to negotiate in good faith for a period of [***]to amend this Agreement with a new Development Milestone timeline ,usual and customary for the development of drug candidates of a comparable drug class and for a pharmaceutical or biopharmaceutical company of Licensee’s or Sublicensee’s comparable resources and expertise.

If the Licensee in unable to meet a due Development Milestone for any reason other than Regulatory Cause, Licensee may extend the Development Milestones deadlines set forth above in [***] increments, but not more than [***]in total across all Development Milestones, by making a [***] to The Regents for the first [***] Development Milestones deadline extension, and [***] payment for the [***]each, with the [***]extension being the last allowable extension (each such milestone extension a “Paid Milestone Extension”). In the event of any extension, the deadlines for meeting any later occurring Development Milestones will be similarly extended.

6. PROGRESS AND ROYALTY REPORTS

6.1 Progress Reports. Beginning on September 30 2020, and continuing semiannually thereafter, Licensee will complete a progress report form. In addition to and conjunction with such completed form, Licensee will provide a detailed written report to The Regents conveying Licensee’s (and any Sublicensees’) activities related to this Agreement. Such report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Section 5 (Commercial Diligence). Each report will contain at least the following information: (a) progress toward commercialization of Licensed Products, including work completed, (b) key scientific discoveries, (c) summary of work in progress, (d) current schedule of anticipated events or milestones, (e) market plans for introduction of Licensed Products, and (f) significant corporate transactions involving Licensed Products. Within thirty (30) days of The Regents’ request, Licensee will provide The Regents sufficient documented evidence from its (or its Sublicensees, as applicable) books and records to sufficiently support any assertions made by Licensee in its progress reports.

6.2 Royalty Reports. Beginning with the First Commercial Sale and continuing for the life of this Agreement, Licensee will make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover Licensee’s most recently completed calendar quarter and will at least the information identified in the Royalty Report attached hereto as Appendix B.

6.3 Entity Status. Licensee will keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees.

7. BOOKS AND RECORDS

7.1 Accounting. Licensee must keep, and will cause its Sublicensees to keep, accurate financial and development books and records showing all Licensed Products in development, manufactured, used, sold, leased, transferred, provided, or otherwise disposed of, and any other records necessary to affirm compliance with the terms of this Agreement. Books and records must be preserved for at least six (6) years from the date of the royalty payment to which they pertain.

7.2 Auditing. Books and records kept in accordance with Section 7.1 must be open to inspection by an accounting firm selected by The Regents at reasonable times and at a U.S. location, no more than one time in any twelve (12) month period, and solely to determine the accuracy of the royalty reports and other amounts owed pursuant to this Agreement. The Regents will bear the fees and expenses of examination but if an error in royalties of more than seven percent (7%) of the total royalties due for any year is discovered in any examination then Licensee will bear the fees and expenses of that examination and will remit such underpayment to The Regents within thirty (30) days of the examination results.

8. LIFE OF THIS AGREEMENT

8.1 Term. Unless otherwise terminated by operation of law, Section 8.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect with respect to the Patent Rights from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder with respect to the Patent Rights (“Patent Rights Term”), and with respect to the Associated Technology from the Effective Date until the earlier of (i) twenty (20) years after the FCS of a Licensed Product or (ii) ten (10) years after the end of the Patent Rights Term (“Associated Technology Term”). The termination or expiration of this Agreement will not relieve Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Section 4 (Consideration). Licensee may terminate its obligations under this Agreement with respect to Associated Technology prior to the end of the Associated Technology Term only if it certifies in writing that it has destroyed and ceased all use of the Associated Technology, as well as sale or use of any products or results incorporating and/or made through the use of the Associated Technology. Upon natural expiration (i.e., not in the case of earlier termination) of the end of the Associated Technology Term, and so long as Licensee is in good standing with respect to its obligations under this Agreement, Licensee’s license to the Associated Technology granted pursuant to Section 2.1 will convert to paid-up and royalty free.

8.2 Bankruptcy. In the event of a bankruptcy or insolvency, assignment of this Agreement is only permitted to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

8.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in at least the following Sections, as well as any other provisions which by their nature would be reasonably expected to survive termination: Sections 1 (Definitions); 3.3 (Sublicense Termination); 4.10 (Equity); 7 (Books and Records); 8.7 (Grant Back); 9 (Use of Names and Trademarks); 10 (Limited Warranty and Liability); 14 (Indemnification); 17 (Governing Law); and 19 (Confidentiality).

8.4 Termination by The Regents. If Licensee fails to perform or violates any term of this Agreement or fails to timely pay any amount when due then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within ninety (90) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of that notice.

8.5 Termination by Licensee. Licensee may terminate this Agreement at any time by providing a notice of termination to The Regents with a statement explaining the reason for termination, which termination will be effective sixty (60) days from the date such termination notice is sent by Licensee.

8.6 Disposition of Licensed Products on Hand Upon Termination. Upon termination of this Agreement, unless this Agreement was terminated by The Regents based on Licensee’s failure to timely pay financial obligations owed pursuant to this Agreement, Licensee may continue to sell any previously made Licensed Products during the six (6) month period immediately following the effective date of the termination of this Agreement; provided that, in such case, Licensee must continue to fulfill all obligations associated therewith as if this Agreement had not terminated, including the obligation to pay Earned Royalties on the sale of such Licensed Products and submit royalty reports per the due dates required under this Agreement.

8.7 Grant Back. Upon termination of this Agreement by The Regents for cause as a result of Licensee’s bankruptcy or insolvency or because Licensee ceases to exist, Licensee shall grant The Regents a non-exclusive, irrevocable, perpetual, fully paid-up, sublicensable, worldwide license to all inventions, products, materials, methods, processes, techniques, know-how, data and information discovered or developed in the course of or arising from Licensee’s development and commercialization of the Patent Rights (“Developments”) under this Agreement, but solely to the extent Licensee is legally and contractually able to grant such a license and use of such Developments is necessary in order to practice the Valid Claims of the Patent Rights.

9. USE OF NAMES AND TRADEMARKS

9.1 Use of Name. Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless the required authorizations are obtained (contact adminvc@ucla.edu for more information), the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

10. LIMITED WARRANTY AND LIABILITY

10.1 The Regents warrants to Licensee that it has the lawful right to grant this license. Except as expressly set forth in this Agreement, this license and the associated Patent Rights and Licensed Products and Associated Technology are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT USE OR COMMERCIALIZATION OF THE PATENT RIGHTS OR LICENSED PRODUCTS OR ASSOCIATED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

10.2 This Agreement does not express or imply (a) a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Associated Technology; (b) a warranty or representation that anything made, used, sold, offered for sale, imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; (c) an obligation on behalf of The Regents to bring or prosecute actions or suits against third parties for patent infringement; (d) by implication, estoppel or otherwise, confer any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or (e) obligate The Regents to furnish any advancements, developments, or other improvements to the Patent Rights which are not entitled to the priority dates of Patent Rights, or know-how, technology or information not provided in Patent Rights or Associated Technology.

10.1 OTHER THAN LICENSEE’S OBLIGATION UNDER SECTION 14 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY (AND IN THE CASE OF LICENSEE, BY ITS SUBLICENSEE AND ITS AFFILIATES)ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE REGENTS WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED OR LICENSED BY THE REGENTS’ INVENTORS TO THIRD PARTIES.

11. PATENT FILING, PROSECUTION AND MAINTENANCE

11.1 Ownership and Prosecution. The Patent Rights will be held in the name of The Regents and obtained with counsel of The Regents’ choice. The Regents will use good faith efforts to ensure Licensee receives copies of all correspondence filed with and received from the applicable patent office (e.g., patent applications, office actions, office action responses, etc.) during the term of the Agreement. While The Regents will control all Patent Actions and all decisions with respect to Patent Actions, it will consider any comments or suggestions by Licensee with respect thereto. Licensee has the right to request Patent Actions via a written request to The Regents ninety (90) days prior to the deadline set by the patent office in the territory such Patent Action is to take place (a “Patent Prosecution Request”). The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Licensee. In addition, provided that Licensee is in compliance with its obligations in Section 11.2, The Regents will undertake all patent actions requested pursuant to a valid Patent Prosecution Request (excluding any request to undertake any action that The Regents or its counsel determines would be adverse to The Regents such as, for example, a request to narrow any claim of any patents licensed hereunder).

11.2 Past & Ongoing Patent Costs. Licensee will bear all out-of-pocket costs incurred by The Regents for Patent Actions (“Patent Costs”). Licensee must reimburse to The Regents Patent Costs incurred prior to the term of this Agreement (“Past Patent Costs”) within thirty (30) days of Licensee’s receipt of an invoice from The Regents. As of the Effective Date, Past Patent Costs total approximately[***]. With respect to Patent Costs incurred during the term of this Agreement (“Ongoing Patent Costs”), Licensee is required to pay in advance The Regents patent counsel’s estimated costs for undertaking Patent Actions that occur during the term of this Agreement before The Regents authorizes its patent counsel to proceed (“Advanced Payment”). The absence of this Advanced Payment will be deemed to be an election by Licensee not to secure the patent rights associated with the specific phase of patent prosecution in such territory, and such patent application(s) and patent(s) will not be part of the Patent Rights and therefore not be subject to this Agreement, and Licensee will have no further rights or license to them. At The Regents’ sole discretion, rather than requiring an Advanced Payment, The Regents may (1) bill Licensee for Ongoing Patent Costs after such amounts are incurred, in which case payment will be due to The Regents within thirty (30) days of Licensee’s receipt of an invoice from The Regents, or (2) have Ongoing Patent Costs directly billed to Licensee by The Regents’ patent counsel.

11.3 Termination of Obligations & Rights. Licensee may terminate its license with respect to any or all of Patent Rights by providing written notice to The Regents (“Patent Termination Notice”). Termination of Licensee’s obligations with respect to such patent application or patent will be effective sixty (60) days after receipt of such Patent Termination Notice by The Regents. In addition, if Licensee fails to timely (i) provide a Patent Prosecution Request pursuant to Section 11.1, or (ii) pay for any Patent Costs as required by Section 11.2, then The Regents shall have the right to terminate this Agreement with respect to the applicable patent application(s) and patent(s) (subject to Licensee’s option to cure such breach pursuant to Section 8.4). For the avoidance of doubt immediately effective upon such termination, Licensee will have no further right or license to such patent applications and patents and Licensee will remain liable for any Patent Costs incurred prior to such termination with respect to such patent applications and patents.

11.4 Patent Extensions: Licensee will apply for an extension of the term of any patent included within the Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or similar regulations or laws in Europe, Japan or other foreign countries; provided, however, that such requirement shall not apply if Licensee, acting reasonably and in good faith, determines that seeking an extension of the term for another patent owned or licensed by Licensee would provide a materially longer patent protection coverage for the applicable Licensed Product. Licensee will prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith. Licensee will be liable for all costs relating to such application. If either party (in the case of The Regents, the licensing officer responsible for administration of this Agreement) receives notice pertaining to the infringement or potential infringement of any issued patent included with Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or similar foreign regulations or laws) then that party will within ten (10) days notify the other party after receipt of such notice of infringement.

12. PATENT MARKING

12.1 Licensee will mark all Licensed Products or their containers (or packaging or a product website) in accordance with the appropriate patent number reference(s) in compliance with the requirements of 35 U.S.C. § 287.

13. PATENT INFRINGEMENT

13.1 Infringement Notice. In the event either party learns of infringement of potential commercial significance of any Patent Right, such party will provide the other party with written notice, including evidence of such infringement, if available (“Infringement Notice”). Licensee will not notify such infringer regarding such potential infringement until receiving The Regents’ written permission, which permission will not be unreasonably withheld. For the avoidance of doubt, if Licensee breaches the foregoing restriction and a declaratory judgment action is filed by such infringer against The Regents, then as The Regents’ sole and exclusive remedy for such breach Licensee will reimburse The Regents for The Regents’ out of pocket costs in defending the Patent Rights as a result of such declaratory judgment. Both The Regents and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

13.2 Licensee-Initiated Suit and The Regents’ Joinder. If infringing activity of potential commercial significance by the infringer has not been abated within thirty (30) days following the date the Infringement Notice takes effect, then Licensee shall have the first right to institute suit for patent infringement against the infringer. The Regents may voluntarilyjoin such suit but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit. Licensee may not join The Regents as a party in suit initiated by Licensee without The Regents’ prior written consent. If The Regents joins a suit initiated by Licensee, then Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit. If The Regents refuses to join a suit initiated by Licensee in a Major Territory despite being deemed a necessary party to such suit by a court of competent jurisdiction in such Major Territory, all payments due The Regents under this Agreement (except those pertaining to patent cost reimbursement), including all royalties, License Maintenance Fees, Minimum Annual Royalties and other payments, shall be reduced by fifty percent (50%) for so long as the infringement by the third party continues unabated in such Major Territory but only to the extent that such infringement in such Major Territory is commercially-significant. For purposes hereof, “Major Territory” means any and all of the United States of America, any member state of the European Patent Convention, Canada, Australia, China and Japan.

13.3 The Regents-Initiated Suit. If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If Licensee was unable to pursue an alleged infringer as a direct result of The Regents’ refusal to join as a party to a suit initiated by Licensee pursuant to Section 13.2, then The Regents acknowledges and agrees it is prohibited from pursuing such alleged infringer pursuant to this Section 13.3. If The Regents institutes such suit, then Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

13.4 Cooperation. Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee. The Regents and Licensee agree to be bound by all final and non-appealable determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 13 (Patent Infringement). Any agreement made by Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Section 3 (Sublicenses) of this Agreement.

13.5 Costs & Recovery. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties). Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover any litigation costs each incurred and next will be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, The Regents will receive fifteen percent (15%) of any recovery in excess of litigation costs and Licensee will receive the remaining eighty-five percent (85%). In any suit initiated by The Regents, one hundred percent (100%) of any recovery in excess of litigation costs will belong to The Regents. Notwithstanding the foregoing, if Licensee joins such suit at The Regents request or is involuntarily joined, The Regents will receive seventy-five percent (75%) of any recovery and Licensee will receive the remaining twenty-five percent (25%).

14. INDEMNIFICATION

14.1 Indemnification. Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the inventors of the Patent Rights, and the sponsors of the research that led to the invention claimed by the Patent Rights, and their respective employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any Sublicense. This indemnification will include, but not be limited to, any product liability. If The Regents believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Section 14.1 (Indemnification), then The Regents may retain counsel of its choice to represent it and Licensee will pay all expenses for such representation.

14.2 Insurance. Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance (or will ensure that a Sublicensee obtains, keeps in force and maintains): Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence: $500,000;

Personal and Advertising Injury: $500,000;

General Aggregate (commercial form only): $1,000,000; and

Worker’s Compensation (as legally required in the jurisdiction in which Licensee is doing business).

Notwithstanding the foregoing, no later than sixty (60) days before the first use of any Licensed Product in or on a human, Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance: Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence: $1,000,000;

Products/Completed Operations Aggregate: $5,000,000;

Personal and Advertising Injury: $1,000,000;

General Aggregate (commercial form only): $5,000,000; and

Worker’s Compensation (as legally required in the jurisdiction in which Licensee is doing business).

Notwithstanding the foregoing, no later than sixty (60) days before the anticipated date of market introduction of any Licensed Product, Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance: Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

Each Occurrence: $5,000,000;

Products/Completed Operations Aggregate: $10,000,000;

Personal and Advertising Injury: $5,000,000;

General Aggregate (commercial form only): $10,000,000; and

Worker’s Compensation (as legally required in the jurisdiction in which Licensee is doing business).

If the above insurance is written on a claims-made form, it must continue for three (3) years following termination or expiration of this Agreement. The insurance must have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement. The coverage and limits above will not in any way limit Licensee’s liability under Section 14.1 (Indemnification).

14.3 Certificates; Notification. Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will indicate The Regents as an additional insured(s) under the coverage described above in Section 14.2 (Insurance) and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents. The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Section 14 (Indemnification). Licensee will keep The Regents informed of its defense of any claims pursuant to this Section 14 (Indemnification). Licensee will provide The Regents written notice if such insurance levels are reduced or cancelled.

15. NOTICES

15.1 Any notice or payment hereunder will be deemed to have been properly given when sent in writing in English to the respective address below and will be deemed effective on the date of delivery if delivered in person; the date of mailing if mailed by first-class certified mail, postage paid; or if sent via email, when the recipient acknowledges having received that email, provided that automated replies and “read receipts” will not be considered acknowledgement of receipt.

In the case of Licensee:	Katmai Pharmaceuticals, Inc.

[***]

Attention: Bradley Gordon
Pres. and CEO

For The Regents:	The Regents of the University of California
University of California, Los Angeles
Technology Development Group
10889 Wilshire Boulevard, Suite 920
Los Angeles, CA 90095-7191

Attention: Contracts Management Team
Ref: [***]

All Advanced Payments due under this Agreement must be sent via wire transfer as follows. In order to ensure that funds are properly credited to your account, please reference invoice number or UC Control Number on all wire transfers.

[***]

15.2 Licensee Contact Information: Licensee must furnish to The Regents the completed licensee contact information form attached hereto as Appendix C concurrent to execution of this Agreement and incorporated herein by this reference, showing the contacts responsible for (i) Progress Reports, (ii) Patent Prosecution, and (iii) Financial Obligations.

16. ASSIGNABILITY

16.1 This Agreement is binding upon, and will inure to the benefit of, The Regents, its successors and assigns. Licensee may assign or transfer this Agreement only with the prior written consent of The Regents. The prior written consent of The Regents will not be required if the assignment or transfer of this Agreement is in conjunction with a bona fide arms’ length transaction involving a merger or the transfer of all or substantially all of the capital stock or business of Licensee to which this license relates, so long as Licensee is in good standing with its obligations under this Agreement and The Regents is legally, contractually, and, per its policies, able to enter into an agreement with such assignee or transferee (the phrase “policies” understood as broad, Regents-wide restrictions on assignments to certain classes of companies) and provided that such assignment shall not place the Regents in a conflict of commitment.

16.2 In any assignment or transfer of this Agreement, the conditions (i)-(iii) below shall be timely met. Any attempted assignment by Licensee other than in accordance with this Section will be null and void.

(i)	Licensee is then in good standing with its obligations under this Agreement;

(ii)

Licensee provides The Regents with written notice of such assignment, identifying the assignee or transferee entity’s name and contact information, no later than the earlier of (x) the date such transaction is first publicly announced and (y) the date of consummation of such transaction (it being understood, however, that Licensee will endeavor to provide The Regents with prior written notice of the proposed assignment to the extent practicable under the circumstances and not prohibited by applicable law or regulation or Licensee’s contractual obligations to the applicable third party);

(iii)

provide The Regents with a written agreement signed by the proposed acquirer or successor entity agreeing to be bound by all of the provisions of this Agreement, as well as assume all responsibilities and liabilities that arose under this Agreement prior to the effective date of the proposed assignment, as if such acquirer or successor entity were the original Licensee within thirty (30) days after any such assignment; and

(iv)

pay to The Regents an assignment fee of [***] within thirty (30) days after any such assignment. This assignment fee will not be required if the Licensee can establish by documented evidence that it (or together with its Sublicensee) has expended more than [***] in the development of Licensed Products prior to the date of such anticipated assignment or transfer.

17. GOVERNING LAWS AND VENUE

Choice of Law & Venue: THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application. Any legal action brought by the parties hereto relating to this Agreement will be conducted in Los Angeles, California.

18. COMPLIANCE WITH LAWS

18.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

18.2 Licensee agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products. Licensee will observe all applicable United States and foreign laws with respect to the transfer or provision of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee agrees to manufacture and use Licensed Products in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, sold or otherwise exploited.

19. CONFIDENTIALITY

19.1 Licensee and The Regents will treat and maintain the other party’s confidential information, including the negotiated terms of this Agreement, patent prosecution related information, Associated Technology, any progress reports and royalty reports and any Sublicense issued pursuant to this Agreement (“Confidential Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own confidential information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement. Confidential Information can be written, oral, or both.

19.2 Licensee and The Regents may disclose Confidential Information to their employees, agents, consultants, contractors, and co-owners (as applicable) and, in the case of Licensee, its actual or prospective Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Section 19 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request, provided such individuals are informed of the confidential nature of such information. The Licensee is free to release the terms and conditions of this Agreement to any actual or prospective Sublicensees, development partners, service providers, investors and acquirers so long as they are bound to Licensee by terms of confidentiality no less restrictive than those stated herein. In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and its scope of the license granted hereunder.

19.3 Nothing contained herein will restrict or impair, in any way, the right of Licensee or The Regents to use or disclose any Confidential Information that: (a) recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party; (b) recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; (c) recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and (d) The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

19.4 Licensee or The Regents also may disclose Confidential Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, e.g., California Public Records Act, provided that the recipient uses reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure. Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of this Agreement as part of a larger database.

19.5 Upon termination of this Agreement, Licensee and The Regents will destroy or return any of the disclosing party’s Confidential Information, including all Associated Technology, in its possession within fifteen (15) days following the termination of this Agreement and provide each other with prompt written notice that such Confidential Information has been returned or destroyed. Each party may, however, retain one copy of such Confidential Information for archival purposes in non-working files. For clarity, any Developments provided by Licensee pursuant to Section 8.6 will be deemed upon termination of this Agreement to constitute The Regents’ Confidential Information.

20. MISCELLANEOUS

20.1 Entire & Binding Agreement. This Agreement, which includes the attached Appendices A (Patent Rights), B (Royalty Statement), C (Licensee Contact Information), and D (Stock Issuance Agreement), and E (Associated Technology) embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. This Agreement is not binding on the parties until it has been signed below on behalf of each party and is then effective as of the Effective Date. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and such unenforceable provision shall be modified so that it is valid, legal, and enforceable and, to the fullest extent possible, reflects the intention of the parties.

20.2 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.3 Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

20.4 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

20.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

	KATMAI PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Bradley B. Gordon	By:	/s/ Mark Wisniewski
	(Signature)		(Signature)

Name:	Bradley B. Gordon	Name:	Mark Wisniewski

Title:	President, CEO	Title:	Sr. Director, Biopharmaceuticals

Date:	3/9/20	Date:	3/9/20

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

		By:	/s/ Amir Naiberg
(Signature)

		Name:	Amir Naiberg

		Title:	AVC, Technology Development Group

		Date:	3/9/20

APPENDIX A

PATENT RIGHTS

[***]

APPENDIX B

ROYALTY STATEMENT

[***]

APPENDIX C

LICENSEE CONTACT INFORMATION

[***]

APPENDIX D

STOCK ISSUANCE AGREEMENT

[***]

APPENDIX E

RESIDUAL INFORMATION

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FIRST AMENDMENT TO EXCLUSIVE AGREEMENT

UC Control No. [***]

THIS FIRST AMENDMENT (the “First Amendment”) is effective this December 18, 2020, by and between The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles located at 10889 Wilshire Blvd, Suite 920, Los Angeles, CA 90095-7191, and Katmai Pharmaceuticals, Inc. (“Licensee”), a Delaware corporation having a principal place of business at 1126 Goldenrod Ave., Corona Del Mar, California 92625, amends that certain Exclusive License Agreement, UC Control No. 2020-04-0576, dated March 11, 2020 (the “Agreement”) in accordance with the terms and conditions of this First Amendment.

WHEREAS, the parties are entering into that certain Sponsored Research Agreement (“SRA”) concurrently with execution of this First Amendment;

WHEREAS, the parties hereby agree to include under this Agreement all ERAS-801 Inventions and non-patentable Deliverables (such capitalized terms as defined in the SRA) as further detailed below;

WHEREAS, Licensee desires, and The Regents agrees, to include under this Agreement the non-patentable subject matter disclosed to The Regents pursuant to UCLA Case No. [***] as Associated Technology licensed pursuant to the terms of the Agreement;

WHEREAS, the parties are currently in discussions regarding Licensee’s desire to include other Potential Patent Rights (defined below) as Patent Rights licensed under this Agreement and, in view of such active discussions, The Regents agrees to refrain from licensing its interest in such Potential Patent Rights for a period of time as defined herein below;

NOW, THEREFORE, the parties agree as follows:

1.

ERAS-801 Inventions. Pursuant to Section 10.4 of the SRA, the parties have agreed that, to the extent The Regents has the legal right and ability to do so, patents The Regents pursues on ERAS-801 Inventions (as defined in Section 11.5 of the SRA) will be incorporated into this Agreement and will constitute Patent Rights under this Agreement. In such case, the parties further agree that:

(1) the parties will amend Appendix A of this Agreement to incorporate the applicable UCLA Case Number corresponding to each such ERAS-801 Invention, and the template amendment attached to this First Amendment as Exhibit 1 will be used to facilitate such amendment;

(2) while no additional consideration (e.g., a license amendment fee) will be required when executing the amendment referred to in subpart (1) above, such newly incorporated Patent Rights will be subject to all of the provisions of this Agreement, including all obligations (e.g., Earned Royalties, Past and Ongoing Patent Cost reimbursement, progress and royalty reports, etc.) and all rights (e.g., license granted pursuant to Section 2.1, ability to grant Sublicenses under Section 3, etc.) under this Agreement;

(3) if the nature of an ERAS-801 Invention is such that The Regents determines additional Development Milestones need to be included under Section 5.2 of the Agreement (Development Milestones), then the parties will confer and include additional Development Milestones in the applicable amendment to this Agreement;

(4) it is possible that certain ERAS-801 Inventions, while related to ERAS-801, may be capable of being used for purposes independent of ERAS-801 (the Patent Rights pursued thereon constituting “Patent Rights of General Applicability”), e.g., a diagnostic invention applicable to a disease that has multiple treatment options in addition to ERAS-801. In such case, the parties agree that the exclusive license granted to Licensee to the Patent Rights pursuant to Section 2.1 will also be subject to Section 2.2.C, which the parties agree is hereby added to this Agreement:

“C. Patent Rights designated by the parties as constituting Patent Rights of General Applicability will be limited to the ERAS-801 Field of Use such that The Regents expressly reserves the right to grant exclusive rights to the Patent Rights of General Applicability outside of the ERAS-801 Field of Use. “ERAS-801 Field of Use” means use of the Patent Rights solely for the purposes of developing, manufacturing and commercializing ERAS-801 and specifically excluding the right to use such Patent Rights for purposes independent of the compounds claimed by the Patent Rights.

2.

Non-patentable Deliverables. Pursuant to Section 9.2 of the SRA, the parties have agreed that, to the extent The Regents has the legal right and ability to do so, non-patentable Deliverables (as defined by Section 9.1 of the SRA to include Periodic Reports, Data and the Final Report) will be incorporated into this Agreement and will constitute Associated Technology under this Agreement. In such case, the parties further agree that:

(1) the parties will amend Appendix A of this Agreement to incorporate the applicable UCLA Case Number corresponding to such Deliverables, and the template amendment attached to this First Amendment as Exhibit 1 will be used to facilitate such amendment;

(2) while no additional consideration (e.g., a license amendment fee) will be required when executing the amendment referred to in subpart (1) above, such newly incorporated Associated Technology will be subject to all of the provisions of this Agreement, including all obligations (e.g., Earned Royalties, etc.) and all rights (e.g., license granted pursuant to Section 2.1, ability to grant Sublicenses under Section 3, etc.) under this Agreement;

(3) such newly added Associated Technology will be subject to the Associated Technology Field of Use. “Associated Technology Field of Use” means use of the Associated Technology solely for the purposes of developing, manufacturing and commercializing the compounds claimed by the Patent Rights. If Licensee desires to use or otherwise exploit the Associated Technology for any other purpose, e.g., for the purposes of data mining and/or any other type of analysis to discover, develop, manufacture or commercialize products (e.g., compounds, analogues, etc.) that are not covered by the Patent Rights, then the parties will confer and amend this Agreement to enable such use as mutually agreed to by the parties.

3.

Incorporation of Associated Technology: The parties have agreed to hereby add the nonpatentable subject matter disclosed and assigned to The Regents pursuant to the following UCLA Case Number as Associated Technology licensed pursuant to the terms, and therefore it is hereby added to Appendix E, of the Agreement:

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4.

Standstill on Other Regents IP: The parties are also actively discussing Licensee’s request to incorporate the UCLA Case Numbers identified in the table below as Patent Rights licensed under the Agreement (“Potential Patent Rights”). To enable the parties to have additional time to negotiate the terms related thereto, The Regents agrees to not grant any option or license to its interest in the Potential Patent Rights to another person or entity for the period commencing on the First Amendment’s Effective Date and ending six (6) months thereafter. For clarity, no option or license is granted by The Regents to such Potential Patent Rights pursuant to this First Amendment.

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Both The Regents and Licensee have executed this First Amendment by their authorized officers on the dates written below:

KATMAI PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Bradley Gordon	By:	/s/ Amir Naiberg
	(Signature)		(Signature)
Name: Bradley Gordon		Name: Amir Naiberg
Title: President and CEO		Title: Associate Vice Chancellor, CEO & President
Date: 12/18/2020		Date: 12/21/2020

EXHIBIT 1

[INSERT NUMBER] AMENDMENT TO EXCLUSIVE AGREEMENT

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECOND AMENDMENT TO EXCLUSIVE AGREEMENT

UC Control No. [***]

THIS SECOND AMENDMENT (the “Second Amendment”) is effective this April 1, 2021, by and between The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles located at 10889 Wilshire Blvd, Suite 920, Los Angeles, CA 90095-7191, and Katmai Pharmaceuticals, Inc. (“Licensee”), a Delaware corporation having a principal place of business at 1126 Goldenrod Ave., Corona Del Mar, California 92625, amends that certain Exclusive License Agreement, UC Control No. 2020-04-0576, dated March 11, 2020, and as subsequently amended in a First Amendment effective December 21, 2020 (“First Amendment”) in accordance with the terms and conditions of this Second Amendment (collectively, the “Agreement”).

WHEREAS, Licensee and The Regents are parties to two Sponsored Research Agreements each made effective July 28, 2020, i.e., UCLA Ref. Nos.[***] (“SRA”);

WHEREAS, pursuant to the First Amendment to the Agreement the parties agreed to incorporate under the Agreement all ERAS-801 Inventions and non-patentable Deliverables (such capitalized terms as defined in the SRA) as further detailed in such First Amendment;

WHEREAS, the invention disclosed to UCLA pursuant to UCLA Case No. [***]constitutes an ERAS-801 Invention resulting from the SRA and the parties are executing this Second Amendment to acknowledge the patents pursued by The Regents on such ERAS-801 Invention constitute Patent Rights under this Agreement;

WHEREAS, the non-patentable subject matter disclosed to UCLA pursuant to UCLA Case No. [***] constitutes non-patentable Deliverables resulting from the SRA and the parties are executing this Second Amendment to acknowledge such non-patentable Deliverables constitute Associated Technology under this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.

The parties hereby agree to amend Appendix A of the Agreement to incorporate the patents The Regents pursues on UCLA Case No. [***] as Patent Rights under this Agreement. The parties further agree that these Patent Rights constitute Patent Rights of General Applicability and therefore are subject to Section 2.2.C of this Agreement (see First Amendment).

2.

The parties hereby agree to amend Appendix E of the Agreement to incorporate the following nonpatentable subject matter disclosed and assigned to The Regents pursuant to the following UCLA Case Number as Associated Technology licensed pursuant to the terms of the Agreement, provided that this newly incorporated Associated Technology will be subject to the Associated Technology Field of Use, as defined by the First Amendment to the Agreement.

1

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3.

Attached to this Second Amendment as Attachments 1 and 2 are the updated Appendices A and E from the Agreement which serve to incorporate the Patent Rights and Associated Technology as described above. For the avoidance of doubt, no Associated Technology and no Patent Rights are being removed from these Appendices as a result of this Second Amendment – the sole update is the addition of the Patent Rights and Associated Technology as described in paragraphs 1 and 2 above.

All other terms and conditions of the Agreement remain the same. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic, facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

Both The Regents and Licensee have executed this Second Amendment by their authorized officers on the dates written below:

KATMAI PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Bradley Gordon	By:	/s/ Mark Wisniewski
	(Signature)		(Signature)
Name:	Bradley Gordon	Name:	Mark Wisniewski
Title:	President and CEO	Title:	Sr. Director of Business Development, Biopharmaceuticals

Date:	5/24/2021	Date:	5/25/2021

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

		By:	/s/ Amir Naiberg
(Signature)
		Name:	Amir Naiberg
		Title:	AVC, Technology Development Group

		Date:	5/26/2021

2

ATTACHMENT 1 TO SECOND AMENDMENT

APPENDIX A

REGENTS’ PATENT RIGHTS

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ATTACHMENT 2 TO SECOND AMENDMENT

APPENDIX E

ASSOCIATED TECHNOLOGY

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIRD AMENDMENT TO EXCLUSIVE AGREEMENT

UC Control No. 2020‐04‐0576D

THIS THIRD AMENDMENT (the “Third Amendment”) is effective this February 1, 2022, by and between The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607‐5200, acting through the offices of The University of California, Los Angeles located at 10889 Wilshire Blvd, Suite 920, Los Angeles, CA 90095‐7191, and Katmai Pharmaceuticals, Inc. (“Licensee”), a Delaware corporation having a principal place of business at 1126 Goldenrod Ave., Corona Del Mar, California 92625, amends that certain Exclusive License Agreement, UC Control No. 2020‐04‐0576, dated March 11, 2020, and as subsequently amended in a First Amendment effective December 21, 2020, and in a Second Amendment effective April 1, 2021, in accordance with the terms and conditions of this Third Amendment (collectively, the “Agreement”).

WHEREAS, Licensee and The Regents desire to add the patents pursued by The Regents on the invention disclosed pursuant to UCLA Case No. [***] to the scope of the Patent Rights licensed pursuant to the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.
The parties hereby agree to amend Appendix A of the Agreement to incorporate the patents The Regents pursues on the invention disclosed pursuant to UCLA Case No. [***], e.g., U.S. Provisional Application No. [***] and PCT Application No. [***].

2.
Attached to this Third Amendment as Attachment 1 is an updated Appendix A from the Agreement which serves to incorporate the Patent Rights as described above. For the avoidance of doubt, no Patent Rights are being removed from Appendix A a result of this Third Amendment – the sole update is the addition of the Patent Rights as described in paragraph 1 above.

All other terms and conditions of the Agreement remain the same. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic, facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

[Signatures on next page.]

Both The Regents and Licensee have executed this Third Amendment by their authorized officers on the dates written below:

KATMAI PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Bradley Gordon	By:	/s/ Mark Wisniewski
	(Signature)		(Signature)
Name:	Bradley Gordon	Name:	Mark Wisniewski
Title:	President and CEO	Title:	Sr. Director of Business Development, Biopharmaceuticals

Date:	2/8/22	Date:	2/8/22

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

		By:	/s/ Amir Naiberg
(Signature)
		Name:	Amir Naiberg
		Title:	AVC, Technology Development Group

		Date:	2/9/22

ATTACHMENT 1 TO THIRD AMENDMENT

APPENDIX A

REGENTS’ PATENT RIGHTS

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